Exhibit 2.1

STOCK PURCHASE AGREEMENT
Dated as of November 6, 2013
by and among
Estate of Milton Grant
Grant Company, Inc.
and
Nexstar Broadcasting, Inc.

Annexes

Annex A	Company Subsidiaries

Exhibits

Exhibit A	Indemnity Escrow Agreement
Exhibit B	Net Working Capital Example

Schedules

Schedule 1.01	Terminated Employees
Schedule 3.04	Conflicts
Schedule 3.05(a)	Material Contracts
Schedule 3.05(b)	Tradeout Agreements
Schedule 3.06(a)	Intellectual Property
Schedule 3.06(c)	Intellectual Property Ownership Exceptions
Schedule 3.07(a)-1	Owned Real Property
Schedule 3.07(a)-2	Real Property Leases
Schedule 3.07(a)-3	Leases
Schedule 3.07(a)-4	Real Property Exceptions
Schedule 3.07(d)	Real Property Compliance Exceptions
Schedule 3.08(a)	Business Financial Statements
Schedule 3.08(b)	Business Financial Statement Exceptions
Schedule 3.09(a)	Absence of Changes
Schedule 3.09(b)	Certain Changes
Schedule 3.10	Company Litigation
Schedule 3.11	Compliance with Laws; Permits
Schedule 3.12(a)	FCC Licenses
Schedule 3.12(b)	Pending FCC Applications
Schedule 3.12(d)	FCC Compliance Exceptions
Schedule 3.12(e)	Seller FCC Qualifications
Schedule 3.13(a)	Retransmission Consent Agreements
Schedule 3.13(b)	Out of Market Carriage
Schedule 3.14(a)	Employees
Schedule 3.14(c)	Collective Bargaining Agreements
Schedule 3.14(d)	Employee Compliance Exceptions
Schedule 3.15(a)	Employee Plans
Schedule 3.15(b)	Employee Plan Exceptions
Schedule 3.16	Environmental Matters
Schedule 3.17(a)	Equipment
Schedule 3.17(b)	Equipment Operating Exceptions
Schedule 3.17(c)	Equipment Ownership Exceptions
Schedule 3.19(a)	Tax Exceptions
Schedule 3.21(b)	Stock Options
Schedule 3.22	Indebtedness
Schedule 3.23	Insurance
Schedule 4.04	Seller Litigation
Schedule 5.06	Buyer FCC Qualifications
Schedule 6.01	Operations Pending Closing
Schedule 6.07	Agreement Terminations
Schedule 11.03(c)	Required Consents
Schedule 13.03	Indemnification by Seller

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made as of the 6th day of November, 2013, by and among the Estate of Milton Grant ("Seller"), Grant Company, Inc., a Delaware corporation (the "Company"), and Nexstar Broadcasting, Inc., a Delaware corporation ("Buyer").  Each of Seller, Buyer and Company is sometimes referred to herein as a "Party," and together, the "Parties."
RECITALS
WHEREAS, Seller is the sole stockholder of all of the issued and outstanding shares of capital stock ("Shares") of the Company, which is in turn the direct or indirect holder of all equity or ownership interests in the entities listed on Annex A hereto (individually, a "Company Subsidiary," collectively, the "Company Subsidiaries" and collectively with the Company, the "Grant Entities");
WHEREAS, the Grant Entities own all of the property and assets, including the Federal Communications Commission ("FCC") licenses, now or hereafter used in the ownership and operation of television broadcast stations: WZDX (Huntsville, AL), KLJB (Davenport, IA) and KGCW (Burlington, IA), WFXR (Roanoke, VA) and WWCW (Lynchburg, VA) and WLAX (La Crosse, WI) and WEUX (Chippewa Falls, WI) (collectively, the "Stations"); and
WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Shares on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements to be derived from this Agreement, the Parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01.                          Definitions. As used in this Agreement, the following terms shall have the following meanings:
"Accounting Firm" means (a) an independent certified public accounting firm in the United States of national recognition mutually acceptable to Seller and Buyer or (b) if Seller and Buyer are unable to agree upon such a firm, then the regular independent auditors for the Company and Buyer shall mutually agree upon a third independent certified public accounting firm, in which event, "Accounting Firm" shall mean such third firm.
"Action" means any claim, action, suit, arbitration, formal inquiry, proceeding, audit or investigation by or before any Governmental Authority.
"Affiliate" means, with respect to any Person (the "First Party"), any other Person directly or indirectly Controlling, Controlled by or under common Control with the First Party, and for avoidance of doubt, after the Closing Date, the Company and the Company Subsidiaries shall be considered to be Affiliates of Buyer.
"Ancillary Agreements" means the Escrow Agreement, the Indemnity Escrow Agreement and any other certificate, agreement, document or other instrument to be executed and delivered in connection with the transactions contemplated by this Agreement.
"Assets" means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, and wherever situated), including the goodwill related thereto, operated, owned or leased by the Grant Entities.
"Balance Sheet Date" means September 30, 2013.
"Business" means the business and operations of the Stations as conducted by the Grant Entities.
"Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed (or actually closed) in the City of New York.
"Cash and Cash Equivalents" means those items which are required by GAAP to be included as "cash" or "cash equivalents" on the Business Financial Statements as of the Effective Time.
"Code" means the Internal Revenue Code of 1986, as amended, as interpreted by the rules, regulations and written policies of the IRS promulgated pursuant thereto, all as in effect from time to time.
"Communications Laws" means collectively, the Communications Act of 1934, as amended, the Telecommunications Act of 1996, the Children's Television Act of 1990, and the rules, regulations and written policies of the FCC promulgated under the foregoing, in each case, as in effect from time to time.
"Confidentiality Agreement" means the non-disclosure agreement between the Company and Buyer, dated as of September 24, 2013.
"Contracts" means contracts, agreements, leases, non-governmental licenses, sales and purchase orders and other agreements (including Leases and employment agreements), written or oral (in each case, including any amendments or modifications thereto).
"Control" means, as to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms "Controlled" and "Controlling" shall have a correlative meaning.
"Copyrights" means all copyrights and copyright applications and registrations therefor used primarily in connection with the Business.
"Disclosure Schedules" means the Disclosure Schedules to this Agreement which are delivered concurrently with this Agreement and are hereby incorporated herein and made a part hereof.
"Effective Time" means 12:01 a.m., New York City time, on the Closing Date.
"Employee Plan" means any (a) employee benefit plan, agreement, arrangement or policy, whether or not subject to ERISA, including any retirement, pension, deferred compensation, severance, profit sharing, stock purchase, stock option, phantom stock, change in control, retention, savings, group health, dental, life insurance, disability, cafeteria, supplemental unemployment, paid-time off, sick leave or vacation leave, commission arrangement, or other material fringe benefit agreement, policy or arrangement; (b) any equity or equity-based compensation plan or arrangement; (c) any bonus or incentive arrangement; (d) any severance or termination agreements, policies or arrangements that are not covered by ERISA; and (e) each other benefit or compensation plan, program, arrangement, contract, agreement, or policy; in each case, sponsored, maintained or contributed to or required to be maintained or contributed to by the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary has or may have actual or contingent liability or obligation.
"Employees" means the employees employed by the Company or any Company Subsidiary, other than those employees listed on Disclosure Schedule Section 1.01 whose employment will be terminated by the Company immediately prior to the Effective Time.
"Environmental Laws" means any Law in effect on or prior to the date of this Agreement whether local, state, or federal (including common law): (a) related to Releases or threatened Releases of, or exposure to, any Hazardous Materials; (b) governing the use, treatment, storage, disposal, transport or handling of Hazardous Materials; (c) related to pollution or the protection of the environment; or (d) related to human or worker health and safety (with respect to exposure to Hazardous Materials).
"Equipment" means all machinery, equipment, computers, motor vehicles, furniture, fixtures, furnishings, towers, antennas, transmitters, tools, toolings, parts, blank films and tapes and other items of tangible personal property owned or leased by the Grant Entities used or held for use in the operation of the Business (other than such items that are no longer in use at the Stations as a result of obsolescence or having been replaced by other property).
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder as in effect from time to time.
"Escrow Agent" means Citibank, N.A.
"Excluded Real Property Lease" means the Office Lease dated February 1, 2013 between Galleria Professional Building and Grant Communications, Inc. for the premises located at 915 Middle River Drive, Suites 408-409, Fort Lauderdale, Florida.
"Exhibits" means the Exhibits to this Agreement which are delivered concurrently with this Agreement and are hereby incorporated herein and made a part hereof.
"FCC Consent" means action by the FCC (including any action duly taken by the FCC's staff pursuant to delegated authority) granting its written consent to the transfer of control of the FCC Licenses to Buyer hereunder without any material adverse conditions, other than those of general applicability.
"FCC Licenses" means the licenses, permits and other authorizations issued by the FCC to the Company or any Company Subsidiary for use in the operation of the Stations, and any other license, permit or other authorization, including any temporary waiver or special temporary authorization and any renewals thereof issued by the FCC to the Company or any Company Subsidiary for use in the operation of the Stations or any transferable pending application therefor.
"Final Order" means an Action by the FCC (i) that has not been vacated, reversed, stayed, enjoined, set aside, annulled or suspended; (ii) with respect to which no request for stay, motion or petition for rehearing, reconsideration or review, or application or request for review or notice of appeal or sua sponte review by the FCC is pending; and (iii) as to which the time for filing any such request, motion, petition, application, appeal or notice, and for the entry of orders staying, reconsidering or reviewing on the FCC's own motion has expired.
"GAAP" means generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, as applied on a consistent basis by the Company, in each case as the same are applicable to the circumstances as of the date of determination.
"Governmental Authority" means any federal, state or local or any foreign government, legislature, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.
"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award issued, promulgated or entered by or with any Governmental Authority.
"Hazardous Material" means hazardous or toxic materials, substances, wastes, chemicals, constituents or pollutants, whether solids, liquids, or gases, defined or regulated under or otherwise subject to liability or standards of conduct pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended 42 U.S.C. §§ 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300(f) et seq.; the Clean Air Act, as amended, 42 U.S.C. §§ 7401 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Occupational Safety and Health Act of 1970, 29 U.S.C. §§ 651 et seq. or any similar applicable federal, state or local Environmental Laws.
"Income Taxes" means income, franchise, doing business and similar taxes.
"Indebtedness" means, with regard to any Person, any liability or obligation, whether or not contingent, (a) in respect of borrowed money or evidenced by bonds, monies, debentures, loan agreements, or similar instruments or upon which interest payments are normally made, (b) for the payment of any deferred purchase price of any property, assets or services (including pursuant to capital leases) but excluding trade payables and Program Rights Obligations, (c) guaranties, direct or indirect, in any manner, of all or any part of any Indebtedness of any Person, (d) all obligations under acceptance, standby letters of credit or similar facilities, (e) all matured obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any membership interests, shares of capital stock or other ownership or profit interest or in respect of any warrants, rights or options to acquire such membership interests, shares or such other ownership or profit interest, (f) all obligations as lessee or lessees under leases that are required to be recorded as capital leases in accordance with GAAP; (g) all payment obligations under any interest rate swap agreements or interest rate hedge agreements; (h) all accrued interest and prepayment penalties, premiums, costs or expenses related to the retirement of all obligations referred to in clauses all accrued interest on all obligations referred to in clauses (a) - (g),  and (i) all obligations referred to in clauses (a) – (h) of a Third Party secured by any Lien on property or assets of such Person.
"Intellectual Property" means all call letters and any derivative thereof, Trademarks, trade names, service marks, designs, business names, patents, inventions, Trade Secrets, know-how, processes, methods, techniques, Internet domain names, websites, web content, databases, software or applications (including user-applications, source code, executable code, systems, tools, data, firmware and related documentation), Copyrights and other works of authorship, programs and programming material, jingles, slogans, logos, content, software (including source code, executable code, systems, tools, databases, firmware and related documentation), all rights of privacy and publicity, including rights to the use of names, likeness, images, voices, signature and biographical information of real persons, all applications, registrations and renewals relating to any of the foregoing, any other intellectual property rights or proprietary rights in or arising from any of the foregoing, and in all tangible embodiments of the foregoing, including all licenses, sublicenses and other rights granted and obtained with respect thereto, and rights thereunder, including rights to collect royalties, products and proceeds, rights to sue and bring other Actions and seek remedies against past, present and future infringements or misappropriations thereof or other conflicts therewith, rights to recover damages or lost profits in connection therewith, and other rights to recover damages (including attorneys' fees and expenses) or lost profits in connection therewith, and otherwise to seek protection or enforcement of interests therein, all goodwill, if any, associated therewith and all other corresponding rights, under the laws of all jurisdictions, and whether arising by operations of law, contract, license or otherwise.
"IRS" means the Internal Revenue Service or any successor agency thereto.
"Knowledge of Seller" or "Seller's Knowledge" means the actual knowledge of C. Andrew Pfeiffer and Mark Ryan, and the assistant general manager and chief engineer of each of the Stations (or person holding a similar position, but not including any contract employee or consultant).
"Landlord Leases" means those leases, subleases, licenses or other occupancy agreements (including any and all assignments, amendments and other modifications of such leases, subleases, licenses and other occupancy agreements), in which any Grant Entity holds an interest as landlord, licensor, sublandlord or sublicensor.
"Law" means any United States (federal, state, local) or foreign law, constitution, treaty statute, ordinance, regulation, rule, code, policy, order, judgment, injunction, writ, directive or decree.
"Leased Real Property" means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any of the Grant Entities.
"Lien" means, with respect to any property or asset, any claim, community property interest, mortgage, lien, pledge, charge, easement, right of way, restrictive covenant, encroachment, security interest, option, right of first refusal, proxy, conditional sale or other title retention agreement, indenture, or other ownership interest (including reservations, rights of entry, possibilities of reverter or encroachments), or encumbrance of any kind or nature whatsoever, whether voluntarily incurred or arising by operation of Law or otherwise, or the filing of or agreement to give any financing statement or other lien with respect to any assets or property under the Uniform Commercial Code of any State or a comparable law of any jurisdiction in respect of such property or asset.
"Markets" means the geographic area delineated and determined by Section 76.55(e) of the Communications Laws, or such other rule or decision of the FCC as may be promulgated from time to time for purposes of its must-carry rules to determine local television markets for commercial broadcast television stations, and as may be amended by applicable market modification decisions of the FCC, for the Stations.
"Material Adverse Effect" means any circumstance, development, effect, change or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the financial condition, assets, properties,  or results of operations of the Grant Entities or the Stations, considered together, or (b) the ability of Seller to perform its obligations under this Agreement; provided, however, that any material adverse effect primarily attributable to (i) an event or series of events or circumstances affecting the United States or global economy generally or capital or financial markets generally, only to the extent that the effect thereof is not disproportionately adverse to the Grant Entities, the Stations or the Business compared to similar businesses, (ii) any event, state of facts or circumstances or development affecting television sales services or programming services generally or the television broadcast industry generally (including legislative or regulatory matters), including, without limitation, any changes to the FCC's ownership or attribution rules or policies and any developments relating to the FCC's incentive auction and "repacking" of the television broadcast spectrum to the extent that the effect thereof is not disproportionately adverse to the Grant Entities, the Stations or the Business compared to similar businesses, (iii) any change or development in national, regional, state or local telecommunications or internet transmission systems to the extent that the effect thereof is not disproportionately adverse to the Grant Entities, the Stations or the Business compared to similar businesses, (iv) general economic conditions, including any downturn caused by acts of war or terrorism or escalations of existing wars or a natural disaster, such as an earthquake or hurricane to the extent that the effect thereof is not disproportionately adverse to the Grant Entities, the Stations or the Business compared to similar businesses in similar markets, (v) the announcement, execution and performance of this Agreement, (vi) any action taken by Seller or the Grant Entities as expressly contemplated by this Agreement or with Buyer's written consent or at Buyer's written request, (vii) any failure to meet internal or published financial or rating projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (provided, however, that the underlying causes of such failure (subject to the other provisions of this definition) shall not be excluded), (viii) changes in Law or GAAP or the interpretation thereof, (ix) the ratings or performance of any network with which a Station is affiliated to the extent that the effect thereof is not disproportionately adverse to the Grant Entities, the Stations or the Business compared to similar businesses, or (x) any breach by Buyer of its obligations hereunder, in each case, shall not constitute a Material Adverse Effect.
"MVPDs" means any multi-channel video programming distributor, including cable systems, telephone companies and DBS systems.
"Net Working Capital" means the current assets of the Grant Entities on a consolidated basis, excluding "broadcast rights, current portion" as set forth on the Balance Sheet, any trade accounts receivable, any intercompany account balances, any income Taxes receivable and any deferred Tax asset representing anticipated Tax benefits realizable in any taxable period beginning after the Closing Date less the current liabilities of the Grant Entities, excluding Transaction Indebtedness, income Tax liabilities, intercompany account balances, any trade accounts payable and the current portion of broadcast rights payable, but including the past due amount (approximately three months float) of "AP Broadcast Rights", in each case calculated as of the Effective Time, giving effect to the transactions contemplated by this Agreement but not giving effect to any other events or transactions to occur on the Closing Date, all as prepared and determined in accordance Section 2.04(c).
"Net Working Capital Target" means Zero dollars ($0.00).
"Permitted Liens" means, as to any property or asset of the Stations, (a) liens for Taxes, assessments and governmental charges not yet due and payable or which are being contested in good faith and for which appropriate reserves exist on the Business Financial Statements, (b) terms and conditions set forth in writing in any Leases, (c) zoning laws, building codes and ordinances and similar land use Laws regulating the use or occupancy of the Real Property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such Real Property that are not materially violated by any existing improvements or that do not prohibit the use of the Real Property as currently used in the operation of the Business, (d) any right reserved to any Governmental Authority to regulate the affected property (including restrictions stated in any Permits), (e) in the case of any leased asset, (i) with respect to tangible property, the rights of any lessor under the applicable lease agreement or any Lien granted by any lessor, (ii) any statutory Lien for amounts that are not yet due and payable or are being contested in good faith, (iii) any subleases and (iv) the rights of the grantor of any easement or any Lien granted by such grantor on such easement property, (f) easements, rights of way, restrictive covenants and other encumbrances, encroachments or other similar matters affecting title that do not materially adversely affect title to the property subject thereto or materially impair the continued use of the property in the ordinary course of the business of the Business, (g) inchoate materialmens', mechanics', workmen's, repairmen's or other like Liens arising in the ordinary course of business and not yet due and payable for which appropriate reserves have been created in accordance with GAAP (or provided that the Title Company agrees to insure over any such exception raised in the Title Commitment pertaining to such Liens) and that are not resulting from any breach, violation or default by the Grant Entities of any Contract or Law, (h) Liens that will be discharged prior to or simultaneously with Closing, and (i) pledges or deposits to secure obligations under workers' compensation Laws or similar Laws or to secure public or statutory obligations and which pledges or deposits are reflected in the Business Financial Statements to the extent required by GAAP.
"Person" means any natural person, general or limited partnership, limited liability partnership, corporation, limited liability company, firm, association, trust or other legal entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
"Phantom Stock Agreements" means those phantom stock agreements set forth on Disclosure Schedule Section 3.21(b).
"Post-Closing Tax Period" means any Tax period (or portion thereof) ending after the Closing Date, including the portion of the Straddle Period ending after the Closing Date.
"Pre-Closing Tax Period" means any Tax period (or portion thereof) ending on or prior to the Closing Date, including the portion of any Straddle Period ending on the Closing Date.
"Program Rights" means all rights of the Stations to broadcast television programs or shows as part of the Station's programming, including all rights of the Stations under all film and program barter agreements, sports rights agreements, news rights or service agreements, affiliation agreements and syndication agreements.
"Program Rights Obligations" means all obligations in respect of the purchase, use, license or acquisition of programs, programming materials, films and similar assets used primarily in connection with the Business in the ordinary course consistent with past practice which relate to the utilization of the Program Rights on or after the Effective Time.
"Qualified Assignee" means Mission Broadcasting, Inc. or such other Person designated by Buyer and approved by Seller, such approval not to be unreasonably withheld, conditioned or delayed, to whom Buyer may sell, assign, transfer and convey any Station in connection with the transactions proposed herein.
"Real Property" means all of the real property interests of the Grant Entities, including fee interests in Owned Real Property (together with the buildings, towers, fixtures, structures and other improvements located thereon), leasehold interests in and under the Landlord Leases and Real Property Leases (excepting the Excluded Real Property Lease), easements, licenses, rights to access, rights-of-way and other real property interests that are owned or leased by the Grant Entities.
"Release" means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal or leaching into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).
"Retention Bonus Letters" means those certain letter agreements entered into by and between the Company or any of the Company Subsidiaries and certain employees of the Company or any of the Company Subsidiaries, set forth on Disclosure Schedule Section 3.15(a).
"Straddle Period" means a Tax period commencing before the Closing Date and ending after the Closing Date.
"Tax" or "Taxes" means (i) all federal, state or foreign income, excise, gross receipts, ad valorem, sales, use, employment, franchise, profits, gains, property, transfer, payroll, intangible or other taxes, value added, alternative or add-on minimum, estimated, unclaimed property fees, stamp taxes, duties, charges, levies or similar assessments of any kind whatsoever (whether payable directly or by withholding) imposed by a Governmental Authority, together with any interest and any penalties, additions to tax or additional amounts imposed by any Tax authority with respect thereto and (ii) liability of the Company for the payment of any amounts of the type described in clause (i) above as a result of any express or implied obligation to assume or succeed to the liability of any other Person including, without limitation, any obligation under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax law.
 "Tax Returns" means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns), and any amendments thereto, actually supplied or required to be supplied to a Tax authority relating to Taxes.
"Tower Leases" means any agreement to which the Company or any of the Company Subsidiaries is a party pertaining to the use and/or installation of radio masts and/or towers used primarily by the Stations for telecommunications and broadcasting in connection with the operation of the Business, where the Company or any of the Company Subsidiaries holds an interest as tenant or subtenant, and for the lease by the Company or any of the Company Subsidiaries as landlord or lessor of space for transmission facilities to tenants or lessees.
"Trade Secrets" means all proprietary information of any Grant Entity that is not generally known and is used exclusively in the operation of the Business, as to which reasonable efforts have been made to prevent unauthorized disclosure, and which provides a competitive advantage to those who know or use it.
"Trademarks" means all trade names, trademarks, service marks, trade dress, jingles, slogans, logos, other source or business identifiers, trademark and service mark registrations and trademark and service mark applications owned by any Grant Entity and used primarily in the operation of the Business, and the goodwill appurtenant thereto.
"Tradeout Agreement" means any Contract, other than film and program barter agreements, pursuant to which any Grant Entity has agreed to sell or trade commercial air time or commercial production services of the Stations in consideration for any property or service in lieu of or in addition to cash.
"Transaction Indebtedness" means unpaid liabilities of the Company or any of the Company Subsidiaries existing immediately prior to the Closing in respect of (i) any Indebtedness, including the payoff amount required for satisfaction of the outstanding Indebtedness under that certain Credit Agreement, dated as of August 22, 2013, by and among the Company, Grant Group, Inc., the Lenders that are signatories thereto as the Lenders (as defined therein), and U.S. Bank National Association, as LC Issuer and Administrative Agent (each as defined therein), or any replacement facility (as subsequently amended to date, the "Credit Agreement") pursuant to customary payoff letters (the "Payoff Letters") procured by the Company or any of the Company Subsidiaries from the holder of debt under the Credit Agreement, (ii) the amounts to be paid to the holders of phantom stock incentive units of the Company or the Company Subsidiaries pursuant to the Phantom Stock Agreements, together with the employer's portion of any employment Taxes associated therewith, (iii) the amounts to be paid as transaction bonuses pursuant to the Retention Bonus Letters, together with any other retention, success, change in control or similar bonuses payable to employees or directors of the Company or any Company Subsidiary as a result of consummation of the transactions contemplated hereunder, in each case together with the employer's portion of any employment Taxes associated therewith, (iv) the amounts of any severance payments or similar payments to be paid to the employees listed on Disclosure Schedule Section 1.01 and (v) all third-party fees, costs and expenses (including those related to travel, legal, accounting or investment banking) incurred by the Seller, the Company or any Company Subsidiary, in each case, on or prior to the Closing (whether or not invoiced) and unpaid at the Closing with Company or any Company Subsidiary retaining the liability to pay post-Closing, and are payable by or on behalf of Company or any Company Subsidiary, related to or arising out of the negotiation, execution and delivery and consummation of the transactions contemplated by this Agreement and due and payable, including (x) the fees and expenses of Morrison and Foerster, LLP, Wilkinson Barker and Knauer, LLP and Kalil and Company, (y) other accounting, tax, professional, advisory or consulting fees and expenses, and (z) any payments required to be made in order to obtain the consents or approvals listed on Disclosure Schedule Section 11.03(c), and (v) all fees, costs and expenses payable to any party in connection with the termination of the Excluded Real Property Lease.
"Transfer Taxes" means all excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes, levies, charges and fees.
Section 1.02.                          Cross Reference Table. The following terms defined in this Agreement in the sections set forth below shall have the respective meaning therein defined:

Adjudicated Statement	2.04(f)
Adjudication Period	2.04(f)
Agreement	Preamble
Business Financial Statements	3.08(a)
Buyer	Preamble
Buyer's 40l(k) Plan	9.02
Buyer Indemnified Parties	13.03(a)
Buyer Warranty Breach	13.02(a)(i)
Cap	13.02(b)
Closing	2.05
Closing Cash Consideration	2.02
Closing Date	2.05
Closing Net Working Capital Amount	2.04(b)
Closing Statement	2.04(b)
Commitment Properties	6.03(a)
Company	Preamble
Company's 40l(k) Plan	9.02
Company Intellectual Property	3.06(c)
Company Subsidiaries	Recitals
Consent	2.06
Controlled	1.01
Controlling	1.01
Covered Matter	14.10(a)
Credit Agreement	1.01
Damaged Asset	6.04
Deductible	13.02(b)
Dispute	14.16
Dispute Resolution Period	2.04(e)
Environmental Consultant	7.03(a)
Environmental Work	7.03(c)
Environmental Work Cost Estimate	7.03(c)
EPCRS	6.11
Escrow Agreement	2.03(a)
Estate	14.06(b)
Estimated Closing Statement	2.04(a)
Estimated Purchase Price	2.04(a)
FCC	Recitals
FCC Application	8.01(a)
FCC Renewal Policy	8.01(e)
Final Purchase Price	2.04(g)
Financing	6.09
First Party	1.01
Grant Entities	Recitals
Indemnified Party	13.04(a)
Indemnifying Party	13.04(a)
Indemnity Escrow	2.03(b)
Indemnity Escrow Agreement	2.03(b)
Indemnity Escrow Amount	2.03(b)
Purchase Price	2.02
Leases	3.07(a)
Losses	13.02(a)
Material Contract	3.05(a)
MoFo	14.16
Non-Duplication Notices	6.08
Objection Notice	2.04(b)
Objection Period	2.04(b)
Owned Real Property	3.07(a)
Party	Preamble
Payoff Letters	1.01
Permits	3.11
Phase I Environment Assessment	7.03(a)
Phase I Time Period	7.03(a)
Pre-Existing Liability	13.03(c)
Real Property Leases	3.07(a)
Renewal Application	8.01(e)
Securities Act	5.11
Security Deposit	2.03(a)
Seller	Preamble
Seller Indemnified Parties	13.02(a)
Seller Warranty Breach	13.03(a)(i)
Shares	Recitals
Solvent	5.1
Stations	Recitals
Surveys	6.03(b)
Survey Defect	6.03(b)
Tax Proceeding	10.04(j)
Termination Date	12.01(b)(i)
Title Commitments	6.03(a)
Title Company	6.03(a)
Title Defect	6.03(a)
Title Policies	6.03(a)
WARN Act	3.14(d)

Section 1.03.                          Terms Generally.  (a) Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) the terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the Disclosure Schedules, Annexes and Exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Disclosure Schedule references are to the Articles, Sections and paragraphs in, and the Exhibits and Disclosure Schedules to this Agreement unless otherwise specified, (c) the word "including" and words of similar import when used in this Agreement means "including, without limitation," unless otherwise specified, and (d) the word "or" shall not be exclusive.
ARTICLE II
PURCHASE AND SALE
Section 2.01.                          Purchase and Sale. Upon the terms and subject to the conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all right, title and interest, legal and equitable, of Seller in and to all of the Shares, free and clear of all Liens.
Section 2.02.                          Purchase Price.  In consideration for the sale of the Shares, Buyer shall, at the Closing,  (i) pay to the Escrow Agent by wire transfer of immediately available funds the Indemnity Escrow Amount, (ii) pay to Seller an amount (the "Closing Cash Consideration") in cash equal to the Estimated Purchase Price less the Indemnity Escrow Amount, by wire transfer of immediately available funds to an account or accounts designated in writing by Seller at least three (3) Business Days prior to the Closing; provided that the portion of the Closing Cash Consideration that was placed into escrow pursuant to Section 2.03(a) below shall be paid to Seller by the Escrow Agent (rather than by Buyer) at Closing in accordance with the escrow instructions contemplated by Section 2.03(a) below, and (iii) pay the Transaction Indebtedness required to be paid at Closing in accordance with Section 2.07 below.  For purposes of this Agreement, the term "Purchase Price" means (A) an amount equal to Eighty-Seven Million Five Hundred Thousand Dollars ($87,500,000), (B) plus the amount, if any, by which the Net Working Capital Amount is greater than the Net Working Capital Target, (C) minus the amount, if any, by which the Net Working Capital Amount is less than the Net Working Capital Target, and (D) minus the amount of Transaction Indebtedness, each in the case of (B), (C) and (D) as determined pursuant to Section 2.04(a) below.  The Purchase Price shall be estimated and subject to a post-Closing final adjustment as provided in Section 2.04 below.
Section 2.03.                          Escrows.
(a)
Simultaneous with the execution of this Agreement, Buyer will deliver to the Escrow Agent an amount equal to Eight Million Five Hundred Thousand Dollars ($8,500,000) to be held as an earnest money security deposit ("Security Deposit") pursuant to the terms of this Agreement and to an Escrow Agreement of even date herewith ("Escrow Agreement") among Buyer, Seller and the Escrow Agent.  The Security Deposit shall be paid to Seller as partial payment of the Closing Cash Consideration due to Seller at the Closing, unless otherwise released to Seller or Buyer in accordance with Section 12.02.

(b)
At the Closing, Buyer shall deposit with the Escrow Agent an amount equal to Eight Million Five Hundred Thousand dollars ($8,500,000) ("Indemnity Escrow Amount") pursuant to an Escrow Agreement in the form attached as Exhibit A ("Indemnity Escrow Agreement").  At the Closing, Buyer and Seller shall execute and deliver the Indemnity Escrow Agreement and use commercially reasonable efforts to cause the Escrow Agent to execute and deliver the Indemnity Escrow Agreement.  The Indemnity Escrow Amount plus any interest or earnings thereon (the "Indemnity Escrow") will be available to satisfy any amounts owed by Seller to Buyer or the Buyer Indemnified Parties pursuant to Section 13.03 and in accordance with the terms of this Agreement and the Indemnity Escrow Agreement.  The Indemnity Escrow Amount shall be released pursuant to the terms of the Indemnity Escrow Agreement.

Section 2.04.                          Adjustments to Purchase Price.
(a)
No later than seven (7) Business Days prior to the anticipated Closing Date, Seller shall deliver to Buyer a statement ("Estimated Closing Statement") setting forth in reasonable detail the Seller's good faith estimates of the amounts of Net Working Capital and Transaction Indebtedness and a calculation of the Purchase Price based on such estimates (the "Estimated Purchase Price").  Prior to the Closing, Buyer shall be permitted reasonable access to review the Company's work papers related to the preparation of the Estimated Closing Statement, and Seller shall provide Buyer and its representatives such information and detail as they may reasonably request and reasonable access to their respective books, records, personnel, accountants and representatives used in connection with the preparation of the Estimated Closing Statement.  If Buyer reasonably and in good faith objects to any of the estimates or calculations contained in the Estimated Closing Statement, Buyer will give written notice to Seller within three (3) Business Days after receipt of the Estimated Closing Statement by Buyer setting forth in reasonable detail any objections of Buyer to the Estimated Closing Statement and Buyer's calculations supporting such objections.  Buyer and Seller will negotiate in good faith to settle any differences with respect to the Estimated Closing Statement, and any amounts or adjustments (or portions of amounts or adjustments) that are not in dispute between Buyer and Seller will be final and binding upon the Buyer and Seller for purposes of this Section 2.04(a) and Section 2.02 and reflected in the Estimated Closing Statement used for purposes of determining Estimated Purchase Price.  To the extent that Buyer and Seller are unsuccessful in settling the amounts of any items in dispute, then the portions of such amounts or adjustments that remain in dispute will be incorporated into the Closing Statement and resolved pursuant to Section 2.4(e)-(f) below.

(b)
Within seventy-five (75) calendar days after the Closing Date, Buyer shall prepare and deliver to Seller, a statement (the "Closing Statement") setting forth in reasonable detail Buyer's good faith determination of the amounts of Net Working Capital and Transaction Indebtedness and a calculation of the Purchase Price based thereon.  The Closing Statement shall become final and binding upon the Buyer and Seller on the date that occurs forty-five (45) calendar days after the date upon which such statement is received by Seller (such 45-day period, the "Objection Period") unless Seller delivers to Buyer written notice that it disputes any aspect of the Closing Statement ("Objection Notice") prior to the end of such Objection Period.  The Objection Notice shall (i) specify in reasonably specific detail, to the extent known or reasonably determinable, the nature of any dispute so asserted or (ii) identify those items for which the information provided by Buyer is insufficient to allow Seller to reasonably ascertain its agreement or disagreement.  If an Objection Notice is delivered to Buyer prior to the end of the Objection Period, then the Closing Statement (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the Parties on the earlier to occur of (x) the date Buyer and Seller resolve in writing any differences they have with respect to the matters specified in the Objection Notice or (y) the date any disputed matters are finally resolved by the Accounting Firm as provided below.

(c)
The Estimated Closing Statement and the Closing Statement and the estimates, determinations and calculations contained therein will be prepared and calculated on a combined basis for the Grant Entities in accordance with GAAP and, to the extent consistent with GAAP, using the same accounting principles, practices, procedures, policies and methods used and applied by the Company in the preparation of the Business Financial Statements as further identified in the example calculation of the Closing Working Capital included in Exhibit B including the line items set forth therein, except that such statements, calculations and determinations: (i) will not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement, (ii) will be based on facts and circumstances as they exist prior to the Closing and will exclude the effect of any act, decision or event occurring on or after the Closing, and (iii) will follow the defined terms contained in this Agreement whether or not such terms are consistent with GAAP.

(d)
From the Effective Time until such time as all matters described in this Section 2.04 have been fully and finally resolved, Buyer shall (i) maintain and provide to Seller and its advisors and representatives reasonable access to and (at Seller's cost) duplicate copies of, all documents and other information utilized by Buyer and its representatives in connection with Buyer's preparation of the Closing Statement, including (without limitation) all financial statements, work papers, schedules, accounts, analysis, and books and records relating to the Closing Statement, in each case in the same format (whether paper or electronic or both) as was utilized by Buyer in connection with preparation of the Closing Statement; (ii) provide Seller and its advisors reasonable access to such employees, auditors and advisors who participated in the preparation or review of, or otherwise have relevant knowledge concerning, the Closing Statement; and (iii) cooperate with Seller in providing the information and personnel required by Seller to resolve the matters described in this Section 2.04; provided, that any access provided to Seller pursuant to this Section 2.04(d) shall be (x) during regular business hours, (y) with no less than two (2) Business Days prior written notice to Buyer and (z) in a manner which will not unreasonably interfere with the operation of the Business or Buyer's business.  From the Closing until such time as all matters set forth in the Objection Notice have been fully and finally resolved, Seller shall (a) provide Buyer and its advisors and representatives reasonable access to such employees, auditors and advisors who participated in the preparation or review of, or otherwise have relevant knowledge concerning, the Objection Notice; and (b) reasonably cooperate with Buyer in providing the information and personnel reasonably required by Buyer to resolve the matters set forth in the Objection Notice; provided, that any access provided to Buyer pursuant to this Section 2.04(d) shall be (A) during regular business hours, (B) with no less than two (2) Business Days prior written notice to Seller and (C) in a manner that will not unreasonably interfere with the Seller's business.

(e)
In the event that Seller provides an Objection Notice prior to the end of the Objection Period, then Seller and Buyer shall, within twenty (20) calendar days following Seller's delivery of such Objection Notice (such 20-day period, the "Dispute Resolution Period"), meet and confer in an attempt to resolve their differences.

(f)
If, during the Dispute Resolution Period, Seller and Buyer resolve their differences as to a disputed amount, such resolution shall be deemed final, binding and conclusive with respect to such amount for the purpose of determining the adjustments to be made pursuant to Section 2.04(g) hereof.  In the event that Seller and Buyer do not resolve all disputes prior to the end of the Dispute Resolution Period, all such unresolved disputes shall be submitted to the Accounting Firm.  The Accounting Firm shall act as an expert (and not an arbitrator) to determine only those items in dispute, and for each such item shall determine a value within the range of values in dispute.  The Accounting Firm shall deliver to the Buyer and the Seller a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Accounting Firm by the Seller and the Buyer) of the disputed items within thirty (30) calendar days of receipt of the disputed items (such 30-day period, the "Adjudication Period"), which determination shall be final, binding and conclusive.  The final and binding Closing Statement, which either are agreed upon by Buyer's and Seller's representatives or are delivered by the Accounting Firm in accordance with this Section 2.04, shall be referred to herein as the "Adjudicated Statement".  In the event that either the Buyer or the Seller fails to submit its statement regarding any items remaining in dispute within the time determined by the Accounting Firm, then the Accounting Firm shall render a decision based solely on the evidence timely submitted to the Accounting Firm by the Buyer and the Seller.   Notwithstanding the foregoing, if any Party prevents another Party from obtaining access to any information that such Party has reasonably requested pursuant to this Section 2.04, or if a Party otherwise fails to provide such information on a timely basis after receiving a reasonably specific request for access from another Party, the Accounting Firm shall have the authority, in its sole discretion to (i) extend the Adjudication Period for such amount of time as the Accounting Firm deems equitable; (ii) direct that the withholding Party promptly provide the other Party with such access as the Accounting Firm deems equitable; and/or (iii) render a decision adverse to the withholding Party in respect of any issue or amount that the Accounting Firm deems equitable given the information that has been withheld.

(g)
Within five (5) Business Days after the calculation of the Purchase Price becoming final and binding on the Parties in accordance with this Section 2.04 (such amount, the "Final Purchase Price"), (i) Seller shall pay to Buyer the amount, if any, by which Final Purchase Price is less than the Estimated Purchase Price, or (ii) Buyer shall pay to Seller the amount, if any, by which the Final Purchase Price is greater than the Estimated Purchase Price.  Any payment required to be made by the Seller or the Buyer pursuant to this Section 2.04(g) shall be payable by wire transfer of immediately available funds (i) to the bank account designated in writing by the Buyer if the Buyer is the recipient and (ii) to the bank account designated in writing by Seller if Seller is the recipient.  All payments made pursuant to this Section 2.04(g) shall be made without payment of interest.

(h)
All fees and expenses relating to the work, if any, to be performed by the Accounting Firm shall be allocated between the Buyer, on the one hand, and the Seller, on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Accounting Firm that is unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total amount of such disputed items so submitted.  Seller and Buyer shall each pay one-half of any indemnification payments due to the Accounting Firm pursuant to the terms of the Accounting Firm's engagement hereunder.

(i)	For Tax purposes, the Final Purchase Price shall reflect all adjustments to the Purchase Price resulting from the Closing Statement or the Adjudicated Statement.
Section 2.05.                          Closing.  The closing of the transactions contemplated by this Agreement (the "Closing") shall be held by the remote exchange of documents (unless another method or place is agreed to in writing by the Parties hereto) on the fifth (5th) Business Day after the date that the FCC Consent shall have been granted and shall have become a Final Order, subject to the satisfaction or waiver of the conditions to Closing set forth herein (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), or at such other time or on such other date or at such other location as is mutually agreed by Buyer and Seller.  The date on which the Closing occurs pursuant to this Section 2.05 is referred to herein as the "Closing Date".
(a)	At Closing, Buyer shall deliver to Seller:
(i)	the certificate described in Section 11.02(a);
(ii)	the documents described in Section 11.02(b);
(iii)	the Closing Cash Consideration in accordance with Section 2.02;
(iv)	the Indemnity Escrow Agreement, duly executed on behalf of Buyer; and
(v)	such other documents and instruments as Seller has determined to be reasonably necessary to consummate the transactions contemplated by this Agreement.
(b)	At Closing, Seller or the Company, as applicable, shall deliver, or cause to be delivered, to Buyer:
(i)	the certificate described in Section 11.03(c);
(ii)	the documents described in Section 11.03(f);
(iii)	reasonably sufficient evidence that all Liens on the Shares have been terminated at or prior to Closing;
(iv)	a certificate or certificates, representing the Shares accompanied by a stock power duly endorsed in blank, sufficient to convey and transfer to Buyer title to the Shares, free and clear of all Liens;
(v)	written resignations and releases of each of the directors and officers of the Company and each Company Subsidiary;
(vi)	evidence that the Phantom Stock Agreements and Retention Bonus Letters have been settled and terminated and that each recipient thereof has provided customary releases with respect thereto;
(vii)	a receipt for Buyer's payment of the Closing Cash Consideration to Seller;
(viii)	the Indemnity Escrow Agreement, duly executed on behalf of Seller;
(ix)	the Payoff Letters; and
(x)	such other documents and instruments as Buyer has determined to be reasonably necessary for Buyer or Buyer's assignee to acquire the Shares.
(c)	Seller and Buyer shall enter into and deliver to each other:
(i)	joint written instructions of Buyer and Seller to the Escrow Agent instructing Escrow Agent to release the Security Deposit to Seller.
Section 2.06.                           Assignment or Transfer of Contracts and Rights.  The Parties shall use commercially reasonable efforts to obtain (i) any third party consents, authorizations, approvals, waiver or notices or a replacement contract on substantially similar terms and conditions (any such consent, authorization, approval, waiver notice or replacement contract, a "Consent") necessary for the assignment of, or to transfer the benefits and obligations in respect of, any Material Contract or Real Property Lease (which except as otherwise provided herein or in the applicable Material Contract or Real Property Lease, shall not require any payment to any such third party) in connection with the transactions contemplated by this Agreement, and (ii) estoppel certificates reasonably acceptable to Buyer from lessors under any Real Property Leases requiring Consent to assignment or transfer (if any) in connection with the transactions contemplated by this Agreement, but no such third party Consents or estoppel certificates are conditions to Closing except for those Consents set forth on Disclosure Schedule Section 11.03(c) and, in connection with obtaining any Consent hereunder, Buyer shall not be required to accept any new or modified terms and conditions with respect to any Material Contract or Real Property Lease or in any replacement thereof.  If in connection with obtaining any Consent set forth on Disclosure Schedule Section 11.03(c), any third party to the Real Property Lease related to such Consent requests that Buyer enter into a new lease, Buyer shall enter into such replacement lease; provided, that such replacement lease is on terms and conditions no less favorable to Buyer than the existing Real Property Lease.
Section 2.07.                          Transaction Indebtedness.  At the Closing, Buyer shall pay, or cause to be paid on behalf of the Grant Entities, all amounts necessary to discharge and fully repay the Transaction Indebtedness (other than any Transaction Indebtedness designated on Disclosure Schedule Section 2.07) to the accounts and in the amounts designated in writing by the holders of such Indebtedness to the Buyer in the Payoff Letters or other relevant pay-off documentation no less than three (3) Business Days prior to the Closing.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to Buyer as of the date hereof as follows:
Section 3.01.                          Existence and Power. Each Grant Entity is duly organized, validly existing and in good standing under the laws of the state of its organization. Each Grant Entity is qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect.  Each Grant Entity has the requisite power and authority to own and operate the Business as currently operated by such Grant Entity.
Section 3.02.                          Authorization; Voting Requirements.
(a)
The Company has the requisite corporate power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements (to which it is or will be a party) and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by the Company of this Agreement and the Ancillary Agreements (to which it is or will be a party), the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby are have been duly authorized and approved by the board of directors of the Company, and no other corporate action on the part of the Company is necessary to authorize and approve the execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements (to which it is or will be a party) and the consummation by the Company of the transactions contemplated hereby and thereby.

(b)
This Agreement has been, and the Ancillary Agreements (to which the Company is or will be a party) will be, duly executed and delivered by the Company. This Agreement (assuming due authorization, execution and delivery by the other Parties) constitutes, and each Ancillary Agreement (to which the Company is or will be a party) will constitute when executed and delivered by the Company, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting or relating to enforcement of creditors' rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

Section 3.03.                          Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with or notification to, any Governmental Authority other than compliance with the Communications Laws.
Section 3.04.                          Noncontravention.  Except as disclosed in Disclosure Schedule Section 3.04, the execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which any Grant Entity is or will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with the organizational documents of the Grant Entities, (b) assuming compliance with the matters referred to in Section 3.03, conflict with or violate any material Law or Governmental Order applicable to the Grant Entities; (c) require any consent or other action by or notification to any Person under, result in a breach of, constitute a material default under, give to any Person any rights of termination, amendment, acceleration, modification, cancellation of any material right or obligation of such Person under, any provision of any Material Contract, Landlord Lease or Real Property Lease; or (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the assets of the Grant Entities.
Section 3.05.                          Contracts.
(a)	Disclosure Schedule Section 3.05(a) sets forth all of the following Contracts to which the Company or any Company Subsidiary is a party as of the date hereof (each a "Material Contract"):
(i)	any Contract for the sale of broadcast time for advertising or other purposes for cash that was not made in the ordinary course of business consistent with past practices;
(ii)	any Contract relating to Program Rights other than any such Contract that involves payments of less than $20,000 in any twelve (12) month period and less than $40,000 in total payments;
(iii)	any Contract involving the purchase or sale of Real Property that has not closed as of the date hereof;
(iv)	any Contract entered into after January 1, 2012 relating to the acquisition or disposition of any portion of the Business (whether by merger, sale of stock, sale of assets or otherwise);
(v)	any Contract involving construction, architecture, engineering or other agreements relating to uncompleted construction projects, in each case that involve payments in excess of $100,000;
(vi)
any mortgage, pledge or security agreement, deed of trust or other instrument granting a Lien (other than Permitted Liens) upon any asset of the Company or the Company Subsidiaries used in the Business, other than those that will be paid off at Closing;

(vii)	any Contract involving a partnership, joint venture or similar agreement with another party;
(viii)
any Contract involving compensation to (A) any Employee, or (B) any independent contractor or consultant engaged to perform services to the Business in with case in excess of $50,000 per year; (provided, however, that for purposes of this Section 3.05(a)(viii), the term Contract shall not include at-will Contracts that can be terminated upon thirty (30) days' notice or less or without penalty or additional payment);

(ix)	any Contract involving any labor agreement or collective bargaining agreement of the Company or any of the Company Subsidiaries;
(x)	any capital lease;
(xi)
any Contract that contains a covenant restricting the ability of the Company or any of the Company Subsidiaries to compete in any business or with any Person or in any geographic area in which the Stations operate;

(xii)	any Contract with Affiliates of the Company or any of the Company Subsidiaries;
(xiii)	any Contract that is a local marketing agreement, joint sales agreement or similar agreement;
(xiv)
any Contract with a Governmental Authority (other than ordinary course Contracts with Governmental Authorities as a customer) which imposes any material obligation or restriction on the Company or any of the Company Subsidiaries;

(xv)
any Contract pursuant to which any Indebtedness (except for Indebtedness that will be paid off at or before Closing) for borrowed money of the Company or any of the Company Subsidiaries is outstanding or may be incurred or pursuant to which the Company or any of the Company Subsidiaries has guaranteed any Indebtedness for borrowed money of any other Person (excluding trade payables arising in the ordinary course of business);

(xvi)	any material Contract involving Intellectual Property;
(xvii)	all Contracts required to be listed on Disclosure Schedule Section 3.13(a);
(xviii)	any Contract relating to the non-broadcast use of any of the Station's digital bit streams; and
(xix)
all other Contracts that involve the cash payment or potential cash payment, pursuant to the terms of any such Contract, by or to the Company or any Company Subsidiary of more than $100,000 per year that cannot be terminated within ninety (90) days after giving notice of termination without resulting in any material cost or penalty to the Company or the Company Subsidiaries.

(b)
A copy of each Material Contract has been made available to Buyer by the Company, including all amendments, modifications and supplements thereto.  Disclosure Schedule Section 3.05(b) sets forth, as of the date hereof, a complete list of all Tradeout Agreements, the parties thereto, the value of the broadcast time required to be provided by the Stations and the value of the goods or services to be provided to the Stations from and after the date set forth thereon.

(c)	None of the Company, any Company Subsidiary or, to the Knowledge of Seller, any other party, is in material breach or default under any Material Contract.
(d)
Each Material Contract is in full force and effect.  Each Material Contract constitutes a legal, valid and binding obligation of the Company or Company Subsidiary and, to the Knowledge of Seller, of each other party thereto (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other Laws from time to time in effect relating to the enforcement of creditors' rights and remedies generally and general principles of equity).

(e)
None of the Material Contracts provide for delayed or deferred payments, other than increases or delays in payments as set forth in such Material Contracts, and no payments to the Company or any Company Subsidiary have been accelerated, other than in accordance with the terms set forth in such Material Contracts, in each case, in a manner that would give rise to any liability that would not be treated as a current liability under GAAP.

Section 3.06.                          Intellectual Property.
(a)
The Company Intellectual Property constitutes all of the Intellectual Property used in or necessary for the operation of the Business.  All (i) Company-owned and registered Copyrights, Trademarks, and domain names, (ii) Company-owned material unregistered copyrights and trademarks, (iii) other material Intellectual Property owned or registered to the Company and (iv) software (other than off-the-shelf software with a replacement value or aggregate annual license and maintenance fees of less than $50,000) used in connection with the Business, are described, listed or set forth on Disclosure Schedule Section 3.06(a).  The Company Intellectual Property is subsisting, and, to the Seller's Knowledge, valid and enforceable, and the Grant Entities have taken commercially reasonable measures to protect, maintain and enforce the Company Intellectual Property owned by the Grant Entities.

(b)
In the past four (4) years none of Seller, the Company or any of the Company Subsidiaries has received written notice of any material claims, demands or proceedings pending by any third party challenging the Company's or any Company Subsidiary's right to use any Intellectual Property or that any Intellectual Property or any services provided by the Company or any Company Subsidiary conflict with, infringe or otherwise violate the Intellectual Property of third parties.

(c)
Except as set forth on Disclosure Schedule Section 3.06(c), as of the date hereof, the Grant Entities are the exclusive owners or have a valid right to use all Intellectual Property, including rights in and to call letters, used in the operation of the Business, free and clear of all Liens, other than Permitted Liens (collectively, the "Company Intellectual Property"); no Company Intellectual Property owned by the Grant Entities is the subject of any pending or, to Seller's Knowledge, threatened Action claiming infringement, misappropriation, violation of, or other conflict with, any third party's Intellectual Property by any Grant Entity; and to the Knowledge of Seller, no third party has infringed or is infringing on any of the Company Intellectual Property.  None of Seller, the Company or any of the Company Subsidiaries has received any written notice that any of the owned Company Intellectual Property is the subject of an outstanding judicial or administrative finding, opinion or office action materially restricting the use thereof by the Company or any Company Subsidiary or has been adjudged invalid, unenforceable or unregistrable in whole or in part.

(d)	There are no royalty agreements between the Company or any Company Subsidiary, on the one hand, and any third party, on the other, relating to Company Intellectual Property owned by any Grant Entity.
(e)
The computer systems, including the software, firmware, hardware, networks, interfaces, platforms and related systems currently owned or licensed by the Company or any Company Subsidiaries in the operation of the Business are sufficient for the needs of the Business as currently conducted and as currently proposed to be conducted by the Grant Entities.

Section 3.07.                          Real Property.
(a)
The Company or a Company Subsidiary has good and marketable fee simple title, free and clear of all Liens other than Permitted Liens, to the owned Real Property identified on Disclosure Schedule Section 3.07(a)-1, which constitutes each parcel of real property which is owned by the Company or any Company Subsidiary and used primarily in connection with the operation of the Stations (the "Owned Real Property").  Except as set forth in Disclosure Schedule Section 3.07(a)-3, the Company or Company Subsidiary has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof.  Neither the Company nor any Company Subsidiary is a party to any agreement or option to purchase any real property or interest therein. Disclosure Schedule Section 3.07(a)-2 includes the address of each Leased Real Property, and a true and complete list of each lease, sublease, license, or similar agreement (including any and all assignments, amendments, and other modifications of such leases, subleases, licenses and other occupancy agreements) pertaining to the use or occupancy of the Real Property in which the Company or any Company Subsidiary has an interest as a tenant, licensee, subtenant or sub-licensee (such leases, subleases, licenses, or similar agreements, the "Real Property Leases" and together with the Landlord Leases and the Tower Leases, the "Leases").  Except as set forth on Disclosure Schedule Section 3.07(a)-3, the Company or applicable Company Subsidiary has a good and valid leasehold interest in, or a marketable license to occupy, the Real Property conveyed by the Real Property Leases.  The Real Property includes sufficient access to the Station's facilities and the Real Property is served by all utilities necessary for the proper and lawful conduct and operation of the Business as currently conducted at such Real Property.  All Leases are set forth on Disclosure Schedule Section 3.07(a)-3.  Except as set forth on Disclosure Schedule Section 3.07(a)-4, none of Seller, the Company or any of the Company Subsidiaries (i) has received notice of any material violation of Law affecting the Owned Real Property, the Leases or the Company's or any Company Subsidiary's use thereof, (ii) is in default under any Lease or has Knowledge that an event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default of the Company or a Company Subsidiary as tenant thereunder, or permit the termination, modification or acceleration of rent under such Lease, (iii) within the past two (2) years, has received notice of material default under or termination of any Leases, (iv) has Knowledge of any current default by any third party under any Lease, and (v) has collaterally assigned or granted any other security interest in such Lease or any interest therein.  The Company has made available to Buyer true and correct copies of the Leases, together with all amendments, extensions, renewals, and guaranties thereto and true, accurate and complete summaries of the provisions of all oral Leases.

(b)
All of the Leases constitute legal, valid and binding obligations of the Company or the applicable Company Subsidiary and to Seller's Knowledge, the other parties thereto, except as enforceability may be limited by bankruptcy, insolvency or other law affecting creditor's rights generally, or by the availability of equitable remedies, and  are in full force and effect.

(c)
Within the past two (2) years, none of Seller, the Company or any of the Company Subsidiaries has received written notice of any existing plan or study by any Governmental Authority or by any other Person that challenges or otherwise adversely affects the continuation of the use or operation of any Owned Real Property or Real Property Leases and Seller has no Knowledge of any such plan or study with respect to which it has not received written notice.  No Person has any right to acquire the interests, including by any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of, any of the Owned Real Property or any portion thereof or interest therein in.

(d)
Except as disclosed on Disclosure Schedule Section 3.07(d) and Disclosure Schedule Section 3.16, with respect to the Owned Real Property and Real Property Leases, all material improvements, installations, equipment and facilities utilized in connection with the business of each applicable Station, including material buildings, structures, studios, fixtures, towers and transmission equipment, are (i) to the Knowledge of Seller, located entirely on the Owned Real Property or Leased Real Property, (ii) maintained on the Owned Real Property or Leased Real Property in compliance in all material respects with all applicable material Laws or Permits, and (iii) in good operating condition and repair in all material respects for the uses for which they are currently employed (normal wear and tear excepted).

(e)
To the Knowledge of Seller, the Owned Real Property is in material compliance with all applicable material building, zoning, subdivision, health and safety and other land use Laws, including The Americans with Disabilities Act of 1990, as amended.

(f)
No easements or rights-of-way are required across the property of any adjoining landowner for the ownership, use or occupancy of each parcel of Owned Real Property or any portion thereof, or for ingress to or egress to a public street from each parcel of Owned Real Property or any portion thereof, except for easements or rights-of-way that are recorded among the land records of the County in which each parcel of Owned Real Property is located.

(g)
To the Knowledge of Seller, the current use and occupancy of the Owned Real Property and the operation of the Business as currently conducted thereon does not violate in any material respect any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Owned Real Property or the Company's or any of the Company Subsidiaries' use and occupancy thereof.

Section 3.08.                          Financial Information.
(a)
Disclosure Schedule Section 3.08(a) sets forth complete and correct copies the unaudited and combined balance sheets of each of Grant Broadcasting System II, LLC, Huntsville Television Acquisition, LLC and Quad Cities Television Acquisition, LLC as of the Balance Sheet Date and the related unaudited and combined statements of income for the nine months ended Balance Sheet Date, and the audited and combined balance sheets of each of Grant Broadcasting System II, LLC, Huntsville Television Acquisition, LLC and Quad Cities Television Acquisition, LLC as of December 31, 2010, 2011 and 2012 and the related audited and combined balance sheets and combined statements of income of each of Grant Broadcasting System II, LLC, Huntsville Television Acquisition, LLC and Quad Cities Television Acquisition, LLC for each of the years ended December 31, 2010, 2011 and 2012 (the "Business Financial Statements").  The Business Financial Statements were prepared in accordance with the books and records of the Company and GAAP, consistently applied during the applicable periods and present fairly in all material respects the combined financial position of the Stations as of the applicable dates and the combined results of operations or cash flows of the Stations (except as may be indicated in the notes thereto), subject to the absence of statements of cash flows, other comprehensive income (loss), stockholders' equity (deficiency), and footnotes, for the periods covered by the Business Financial Statements.

(b)
Except as set forth on Disclosure Schedule Section 3.08(b), there are no liabilities, contingent or otherwise, of the Company or the Company Subsidiaries which would be required to be reflected or reserved against on a combined balance sheet of the Company and the Company Subsidiaries prepared in accordance with GAAP or the notes thereto, except (i) liabilities reflected or reserved against on the Business Financial Statements, (ii) liabilities incurred after September 30, 2013 in the ordinary course operation of the Stations, (iii) liabilities to be performed after the date hereof pursuant to the Contracts, or (iv) liabilities incurred pursuant to this Agreement.

(c)	As of the date hereof, all programming payables of the Company have been paid in the ordinary course or are not in excess of 90 days past due.
Section 3.09.                          Absence of Certain Changes or Events.
(a)
Except as disclosed in Disclosure Schedule Section 3.09(a), since the Balance Sheet Date, the Company and Company Subsidiaries have operated the Stations in the ordinary course of business consistent with past practices.

(b)
Since the Balance Sheet Date through the date hereof, and except as set forth in Disclosure Schedule Section 3.09(b) or as contemplated by this Agreement, there has not been in respect of the Business:

(i)	any Material Adverse Effect;
(ii)	any damage, destruction or loss, whether or not covered by insurance, with respect to any of its property and assets having a replacement cost of more than $100,000 per Market;
(iii)
(x) the entry into (including renewals or amendments to existing Contracts) or relinquishment of any individual Program Rights agreement with a term of one (1) year or more or that involves cash payments or cash receipts of $50,000 or more per year, or (y) the entry into (including renewals or amendments to existing Contracts) of any other agreement or commitment (other than advertising sales contracts for cash only) with a term of one (1) year or more or that involves cash payments or cash receipts of $50,000 or more per year, in the case of clause (x) or (y), other than agreements and commitments specifically contemplated by this Agreement;

(iv)	any material change in the programming policies of the Stations;
(v)	the creation or other incurrence by Seller or any of the Grant Entities of any Lien on any material asset of the Company or the Company Subsidiaries or the Shares other than Permitted Liens;
(vi)
any (x) with respect to any Employee or any director or individual who is an independent contractor of the Company or any Company Subsidiary, establishment of any Employee Plan or any amendment to any such existing plan, agreement, arrangement or program, (y) grant of any severance or termination pay to any such Employee, director or independent contractor or (z) increase the rate of compensation (including wages, employee benefits, salaries and bonuses) payable to any such Employee, director or independent contractor, except in each case, (A) as may be required by Law or existing Contracts or Employee Plans, (B) in the ordinary course of business consistent with past practices or (C) as would not impose on Buyer, the Company or any of the Company Subsidiaries any liability with respect thereto;

(vii)
any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any Employees, or any lockouts, strikes, concerted work stoppages or slowdowns, or threats thereof by or with respect to any Employees;

(viii)	any sale of Owned Real Property or other transfer, conveyance or termination of leasehold rights in, such Owned Real Property or Leases;
(ix)	notice from any sponsor or customer as to that sponsor's or customer's intention not to conduct business with the Stations;
(x)	any period of ten consecutive days or more during which any Station was off the air for any reason or a period of 15 days or more during which any operated with less than 80% of its authorized power;
(xi)	any change in any method of accounting or accounting practice by the Company except for any such change required by reason of a concurrent change in GAAP; or
(xii)	any agreement or commitment to do anything set forth in this Section 3.09(b).
Section 3.10.                          Absence of Litigation. Except as set forth on Disclosure Schedule Section 3.10, there is no Action pending against or, to the Knowledge of Seller, threatened against or affecting the Company or any Company Subsidiary, the Stations or the Business, in each case that would be reasonably expected to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or that would, as of the date of this Agreement, reasonably be expected to result in damages in excess of $50,000 in the aggregate.
Section 3.11.                          Compliance with Laws/Permits. Except as set forth in Disclosure Schedule Section 3.11 or Disclosure Schedule Section 3.12, none of the Company or any Company Subsidiary is in material violation of, and, to the Knowledge of Seller, none of the Company or any Company Subsidiary is under investigation with respect to or been threatened in writing to be charged with, any material violation of any Law or Governmental Order.  The Company or the appropriate Company Subsidiary holds all material licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities necessary for the lawful conduct of its business (collectively, "Permits"), except as set forth in Disclosure Schedule Section 3.11 or Disclosure Schedule Section 3.12, all such Permits are valid and in full force and effect and there is no Action pending or, to Seller's Knowledge, threatened regarding the suspension, revocation, or cancellation of any Permits. Except as set forth in Disclosure Schedule Section 3.11 or Disclosure Schedule Section 3.12, the Company and each of the Company Subsidiaries are in material compliance with the terms of such Permits.
Section 3.12.                          FCC Matters; Qualifications.
(a)
Disclosure Schedule Section 3.12(a) contains a true and complete list of all FCC Licenses, including antenna structure registrations, and any waivers of the Communications Laws the Company or any Company Subsidiary has obtained from the FCC. The Company has made available true, correct and complete copies of the FCC Licenses and any waivers to Buyer, including any and all amendments and modifications thereto. Except as set forth in Disclosure Schedule Section 3.12, the FCC Licenses are validly held by the Company or the applicable Company Subsidiary and are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated and have not expired and no action or proceeding is pending or to Seller's Knowledge threatened before the FCC to revoke, refuse to renew or modify any FCC License.  Except as set forth in Disclosure Schedule Section 3.12, Seller is not aware of any act or omission that would reasonably be expected to result in a refusal by the FCC to renew the FCC Licenses for a full term and in the normal course upon the timely filing of a complete and properly executed renewal application.  Except as set forth on Disclosure Schedule Section 3.12, the FCC Licenses have been issued for the full terms customarily issued to a broadcast television station in the state in which the Stations' community of license is located, and the FCC Licenses are not subject to any condition except for those conditions appearing on the face of the FCC Licenses and conditions applicable to broadcast television licenses generally or otherwise disclosed in Disclosure Schedule Sections 3.12(a)-(d).

(b)	Except as set forth on Disclosure Schedule Section 3.12(b), none of the Company or the Company Subsidiaries has any applications pending before the FCC relating to the operation of the Stations.
(c)
Except as set forth on Disclosure Schedule Section 3.12, the Company and each Company Subsidiary, as applicable, (i) has operated, and is operating, the Stations in compliance with the Communications Laws and the FCC Licenses in all material respects, (ii) has timely filed all material registrations and reports required to have been filed with the FCC, (iii) has paid or caused to be paid all FCC regulatory fees due in respect of the Stations, and (iv) has completed or caused to be completed the construction of all facilities or changes contemplated by any of the FCC Licenses or construction permits issued to the Stations. To the Knowledge of Seller, where required, the antenna structures used in the operation of the Stations have received "no hazard" determinations and have been registered with the FCC, such registrations are accurate in all material respects and such antenna structures are operating in compliance with Law.

(d)
Except as set forth on Disclosure Schedule Section 3.12, there is not issued or outstanding, by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, or order of forfeiture against Seller, the Company, any Company Subsidiary, the Stations or the Business.  Except as set forth in Disclosure Schedule Section 3.12, there are no applications, petitions, proceedings, or other actions or, to the Knowledge of Seller, complaints or investigations, pending or, to the Knowledge of Seller, threatened before the FCC relating to the Stations, other than proceedings affecting broadcast television stations generally. Except as set forth on Disclosure Schedule Section 3.12, none of Seller, the Company, the Company Subsidiaries or any Station, has entered into a tolling agreement or otherwise waived any statute of limitations relating to a Station during which the FCC may assess any fine or forfeiture or take any other action or agreed to any extension of time with respect to any FCC investigation or proceeding.

(e)
Seller is qualified under the Communications Laws to transfer the FCC Licenses (through sale of the Shares). To the Knowledge of Seller, and except as set forth on Disclosure Schedule Section 3.12, there is no fact or circumstance relating to any Station, the Company or any Company Subsidiary that would cause the FCC to deny the FCC Application or cause the FCC to impose a material condition or conditions on its granting the FCC Consent and no waiver or exemption, whether temporary or permanent of the Communications Laws is necessary for the FCC Consent to be obtained. Except as set forth on Disclosure Schedule Section 3.12, the Company has no reason to believe that the FCC Application might be challenged or might not be granted by the FCC in the ordinary course due to any fact or circumstance relating to the Company's or the Company Subsidiaries' operation of the Stations, the Company, the Company Subsidiaries or Seller.

Section 3.13.                          Cable and Satellite Matters.
(a)
Disclosure Schedule Section 3.13(a) contains a list of all retransmission consent or copyright indemnification agreements with MVPDs with more than 5,000 subscribers with respect to each Station as of the date of this Agreement. Except as set forth on Disclosure Schedule Section 3.13(a), the Company, the Company Subsidiaries or the Stations have timely made retransmission consent elections and entered into retransmission consent agreements with respect to each MVPD with more than 7,000 subscribers in the Markets. Except as set forth on Disclosure Schedule Section 3.13(a), since July 31, 2011, no such MVPD has provided written notice to Seller, the Company or any of the Company Subsidiaries of any signal quality issue or failed to respond to a request for carriage or to the Knowledge of Seller sought any form of relief from carriage of any Station from the FCC. Except as set forth on Disclosure Schedule Section 3.13(a), since July 31, 2011, none of Seller, the Company or any of the Company Subsidiaries has received any written notice of the intention of any headend with more than 1,500 subscribers covered by an MVPD in any Station's Market to delete such Station from carriage or to change such Station's channel position.

(b)
Disclosure Schedule Section 3.13(b) contains a list as of the date hereof, including the channel position where known, of the MVPDs that, to the Knowledge of Seller, carry each Station outside such Station's Market.

Section 3.14.                          Employees; Labor Matters.
(a)
The Company has made available to Buyer a list, dated as of a date no earlier than five (5) days prior to the date of this Agreement, of all Employees, including the names, date of hire, current rate of compensation, employment status (i.e., active, disabled, on authorized leave and reason therefor), department, title, and whether full-time, part-time or per-diem. Such list is attached as Disclosure Schedule Section 3.14(a).

(b)
Except as set forth on Disclosure Schedule Section 3.05(a) there are no employment agreements between the Company and Employees or professional service contracts not terminable at will or written or oral contracts for the future employment of an employee of the Business.

(c)
Except as set forth in Disclosure Schedule Section 3.14(c), none of the Company, any Company Subsidiary or Station is subject to or bound by any labor agreement or collective bargaining agreement. To the Knowledge of Seller, there is no activity, and has not been any activity in the past three (3) years, involving any Employee seeking to certify a collective bargaining unit or engaging in any other organizational activity.

(d)
Except as set forth in Disclosure Schedule Section 3.14(d), (i) in the past three (3) years none of the Company or the Company Subsidiaries has engaged in any unfair labor practice before the National Labor Relations Board, any state labor relations board or any court or tribunal; (ii) there are no labor strikes, material labor disputes, concerted work stoppages or lockouts pending or, to the Knowledge of Seller, threatened; and (iii) there are no grievances, complaints or other legal proceedings pending, or to the Knowledge of Seller, threatened, against the Company or any of the Company Subsidiaries in connection with the employment of its Employees, except that would not reasonably be expected to result, individually or in the aggregate, in a material liability.   The Company and the Company Subsidiaries are in, for the last three (3) years have been in, compliance with all applicable labor and employment Laws, including those relating to equal employment, affirmative action, collective bargaining, wages and hours, vacations, workplace safety, immigration, layoffs, and the withholding and payment of employment taxes, except for any failure to comply that would not reasonably be expected to result, individually or in the aggregate, in a material liability.  Within the past three (3) years, no employee layoffs have occurred that could implicate the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local Law (collectively, the "WARN Act"), and no such layoffs will be implemented without advance notice to Buyer.

Section 3.15.                          Employee Benefit Plans.
(a)	Disclosure Schedule Section 3.15(a) contains a complete and correct list of each Employee Plan.
(b)
Except as set forth on Disclosure Schedule Section 3.15(b), each of the Employee Plans has been and is maintained, funded, operated and administered in all material respects in compliance with its terms and Law, including the Code and ERISA.

(c)
Each Employee Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter or is entitled to rely on an opinion letter as to its qualification, and nothing has occurred that could reasonably be expected to adversely affect such qualification.

(d)
True and complete copies of each Employee Plan and the following documents (to the extent applicable) have been provided to Buyer: (i) the currently applicable plan documents and all amendments thereto for each Employee Plan, (ii) the three (3) most recently filed Form 5500 annual reports (with applicable attachments), (iii) the most recent Internal Revenue Service determination or opinion letter, (iv) the most recent summary plan description, (v) all related trust agreements, insurance contracts and other funding arrangements, and (vi) all material correspondence regarding the Employee Plans with any Governmental Authority.

(e)
None of the Company or any Company Subsidiary provides group health or life benefits following termination of employment or service, other than pursuant to Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or by a comparable state law ("COBRA") and for which the beneficiary pays the entire cost of coverage.  The Company and each Company Subsidiary is in compliance with the requirements of COBRA.

(f)
None of the Company or any Company Subsidiary has any current or contingent liability or obligation under or with respect to a plan that is or was subject to Section 412 of the Code or Title IV of ERISA, multiemployer pension plan, multiple employer plan or multiple employer welfare benefit plan.  None of the Company or any Company Subsidiary has any current or contingent liability or obligation by reason of at any time being treated as a single employer under Section 414 of the Code with any other Person.  All material contributions, distributions and premium payments that are due with respect to each Employee Plan have been timely made or accrued.  There has been no prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) or breach of fiduciary duty (as determined under ERISA) committed by the Company, any Company Subsidiary or any employee of the Company or any Company Subsidiary or, to the Seller's Knowledge, any other Person, with respect to any Employee Plan.  There are no investigations, actions, suits, audits, proceedings or other litigation pending or, to the Seller's Knowledge, threatened with respect to any Employee  Plan, other than  claims for benefits thereunder in the ordinary course.

(g)
Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby (A) will result in a payment or benefit becoming due to any person under any Employee Plan or otherwise that will be an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code that is subject to the imposition of an excise tax under Section 4999 of the Code or (B) except for payments and benefits under the Phantom Stock Agreements and the Retention Bonus Letters, will give rise to any material liability under any Employee Plan.  Any Employee Plan subject to Section 409A of the Code and guidance thereunder is documented and operated in material compliance in all respects with Section 409A and the official guidance promulgated thereunder.

Section 3.16.                          Environmental Matters. Except as disclosed on Disclosure Schedule Section 3.16:
(a)
In the past four (4) years, no citation, written notice, request for information, order, complaint or penalty has been received, and, to the Knowledge of Seller, no Action has been brought by any Governmental Authority or any other Person, in each case, alleging a material violation of, or material liability under, any Environmental Laws at any Real Property owned, leased or operated by the Company or the Company Subsidiaries, except for those that have been fully and finally resolved with no continuing obligation on or to the Company or the Company Subsidiaries;

(b)
The Company and the Company Subsidiaries hold, and for the past four (4) years have held, all environmental permits, registrations or other authorizations necessary for the operation of the Business to comply with applicable Environmental Laws in all material respects and the Company and the Company Subsidiaries are, and for the past four (4) years have been, in material compliance with the terms of such permits issued pursuant to Environmental Laws;

(c)
The Company and the Company Subsidiaries are, and for the past four (4) years have been, in compliance with Environmental Laws in all material respects, including those relating to generation, storage, treatment, recycling, removal, cleanup, transport or disposal of Hazardous Materials;

(d)
Neither the Company nor any Company Subsidiary has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to any Hazardous Materials, or owned or operated any property or facility contaminated by any Hazardous Materials, including the Owned Real Property and Real Property Leases, in each case so as to give rise to any material liabilities or remedial obligations pursuant to any Environmental Laws.

(e)	To the Knowledge of Seller, neither the Company nor any Company Subsidiary has become subject to any liability of another Person relating to Hazardous Materials or Environmental Laws;
(f)
To the Knowledge of Seller, there have been no Releases of Hazardous Materials at, from, to, on or under any Real Property that give rise to any material affirmative reporting or cleanup obligation under Environmental Law;

(g)
To the Knowledge of Seller, there are no underground storage tanks at the Real Property, and none of the Company or any of the Company Subsidiaries utilize any underground storage tanks at the Real Property; and

(h)
Seller has furnished to Buyer copies of all environmental audits, reports or assessments relating to the past or current operations or facilities of the Business, in each case, which are in their possession or reasonable control.

Section 3.17.                          Equipment.  Disclosure Schedule Section 3.17(a) lists all items of Equipment owned or leased by the Company or Company Subsidiary included in the Business. Except as otherwise set forth in Disclosure Schedule Section 3.17(b), all such Equipment is in good operating condition and repair in all material respects for the uses to which it is currently employed (ordinary wear and tear excepted), and to the Knowledge of Seller, is free from material defects (patent or latent) and has been maintained in accordance with normal industry practice. The Company or the Company Subsidiaries own or lease all Equipment which it uses in the Business, free and clear of all Liens, except Permitted Liens.  Except as set forth on Disclosure Schedule Section 3.17(c), no Person other than the Company or the Company Subsidiaries has any rights to use any of the Equipment or other tangible personal property used in the operation of the Business, whether by lease, sublease, license or other instrument.   No Equipment has been removed since January 1, 2013, except for removal of obsolete or non-operational equipment which has been replaced.
Section 3.18.                          Brokers.  Except for Kalil & Co., Inc. or as set forth on Disclosure Schedule Section 3.18 (whose fees will be paid by the Seller), no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company, or any of the Company Subsidiaries.
Section 3.19.                          Taxes.
(a)            The Company and the Company Subsidiaries have filed or caused to be filed, with the appropriate Governmental Authorities, all Income Tax Returns and all material other Tax Returns that were required to be filed with respect to the Company or any of the Company Subsidiaries, and all such Tax Returns are complete and correct in all material respects and prepared in substantial compliance with all applicable Laws.  All Taxes required to have been paid by the Company or any of the Company Subsidiaries have been paid (whether or not shown on any Tax Return and whether or not any Tax Return was required), except to the extent such Taxes are being contested upon audit by appropriate proceedings and for which an adequate reserve has been booked and which are disclosed on Disclosure Schedule Section 3.19(a).  None of the assets of the Company or any of the Company Subsidiaries is subject to any lien in favor of the United States pursuant to Section 6321 of the Code for nonpayment of federal Taxes or any Tax lien in favor of any state or locality pursuant to any comparable provision of any state or local Law, or any other U.S. federal, state or local Tax Law.
(b)            Except as set forth on Disclosure Schedule Section 3.19(b), there are no Liens against the Shares or the assets of the Company or any of the Company Subsidiaries in respect of any Taxes, other than with respect to Taxes not yet due and payable.
(c)            Except as set forth on Disclosure Schedule Section 3.19(c), there are no material audits, examinations, suits, proceedings or investigations currently pending or threatened in writing by any Governmental Authority with respect to any Taxes relating to the Company, any of the Company Subsidiaries or the Business.
(d)            Except as set forth on Disclosure Schedule Section 3.19(d), none of the Company or any of the Company Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return.
(e)            None of the Company or any of the Company Subsidiaries has waived any statute of limitations in respect of any material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency which extension is currently in effect.
(f)            There are no Tax sharing agreements or similar arrangements in effect with respect to or involving the Company or any of the Company Subsidiaries (excluding this Agreement).
(g)            The Company is not a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.
(h)            None of the Company or any of the Company Subsidiaries has been a party to any "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(1).
(i)            The Company has delivered to Buyer true and complete copies of all Income Tax Returns of the Company and the Company Subsidiaries for the tax years ended December 31, 2010, 2011 and 2012 and will deliver true and complete copies of all Income Tax Returns filed by or on behalf of the Company or any of the Company Subsidiaries after the date hereof, within five (5) Business Days after filing.
(j)            The Company and the Company Subsidiaries have complied in all material respects with respect to (i) the withholding of all amounts required to have been withheld and paid in connection with any amounts paid or owing to any of its employees, agents, contractors, customers and nonresidents, and remitting such amounts to the proper agencies; and (ii) filing all federal, state, local and foreign returns and reports with respect to employee Income Tax withholding, social security, unemployment Taxes and premiums.
(k)            With respect to any open Tax period, no claim has been made by any taxing authority in any jurisdiction in which the Company or any of the Company Subsidiaries does not file Tax Returns that the Company or such Company Subsidiary, as applicable, is or may be subject to taxation by that jurisdiction.
(l)            With respect to the Company or any of the Company Subsidiaries, (i) there is no agreement, or requirement, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise for any taxable period (or portion thereof) ending after the Closing Date; (ii) no election has been made or is required to treat any of its assets as owned by another Person pursuant to the provisions of Section 168(f) of the Code of 1954 or as tax-exempt bond financed property or tax-exempt use of property within the meaning of Section 168 of the Code; and (iii) none of the Company or any of the Company Subsidiaries owns any property that is subject to a "section 467 rental agreement" as defined in Section 467 of the Code.
(m)            None of the Company or any of the Company Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return, other than an affiliated group that included as members only the Company or the Company Subsidiaries (or their predecessors).  None of the Company or any of the Company Subsidiaries has any material liability payable to a Governmental Authority for unpaid Taxes of any other Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.
(n)            None of the Company or any of the Company Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion of any taxable period) after the Closing Date as a result of any (i) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law); (ii) installment sale or open transaction disposition occurring on or prior to the Closing Date; (iii) cash basis method of accounting or percentage of completion method of accounting; (iv) an election under Section 108(i) of the Code; (v) prepaid amount received on or prior to the Closing Date or (vi) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of Tax law).
(o)            The Company has not distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company  been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.  Except as set forth in Disclosure Schedule Section 3.19(o), since January 1, 2006, neither the Company nor any of the Company Subsidiaries has been a party to any transaction intended to be governed by Section 361 of the Code.
(p)            None of the Company or any of the Company Subsidiaries (i) is a party to any joint venture, partnership, or other arrangement that is treated as a partnership for federal Income Tax purposes, (ii) is a stockholder of a "controlled foreign corporation" as defined in Section 957 of the Code (or any similar provision of state, local or foreign law) and (iii) is a stockholder in a "passive foreign investment company" within the meaning of Section 1297 of the Code.
(q)            None of the Company or any of the Company Subsidiaries has or had a permanent establishment in any foreign country as defined in any applicable Tax treaty or convention between the United States and such foreign country.
Section 3.20.                          Sufficiency; Title to Assets; Liens and Encumbrances.
(a)            The Assets of the Grant Entities include all of the assets, properties and rights of every type and description, real, personal and mixed, tangible and intangible, owned, leased or licensed by the Grant Entities, that are necessary for, used or held for use in the conduct of the business of owning and operating the Stations and the Business in the manner in which the Business is currently conducted and are sufficient to conduct the Business in the manner in which it is conducted on the date hereof.  All inventories of supplies and spare parts necessary or appropriate for the operation of the Stations are at levels consistent with past operations of the Stations.
(b)            Except as set forth on Disclosure Schedule Section 3.20 or Disclosure Schedule Section 3.12, the Company and the Company Subsidiaries own good and marketable title to or have valid leasehold interests in all of the assets used in the operation of the Business, free and clear of all Liens except for Permitted Liens.  Except as set forth on Disclosure Schedule Section 3.20 or Disclosure Schedule Section 3.12, the Company has not received any written notice of violation or default under any Law, Government Authorization or contract relating to such Assets that remains uncured or has not been dismissed, except where any such violation or default would not have, individually or in the aggregate, a Material Adverse Effect.
Section 3.21.                          Capitalization of the Company.
(a)
The authorized capital stock of the Company consists solely of (i) 10,000 shares of Class A Common Stock, par value $0.01 per share, of which 100 shares are issued and are outstanding and owned by the Seller, and (ii) 10,000 shares of Class B Common Stock, par value $0.01 per share, of which 9,900 shares are issued and are outstanding and owned by the Seller.  The Shares are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of, and are not subject to, applicable Laws or any preemptive or similar rights.

(b)
Except for this Agreement and as disclosed on Disclosure Schedule Section 3.21(b), there are no outstanding subscriptions, options, warrants conversion rights, rights of exchange, stock appreciation rights, phantom stock, rights of first refusal, call rights or other rights or agreements providing for the purchase, issuance or sale of any equity security or interests in the Company (collectively, "Stock Options") and the Company does not have any obligation to issue any Stock Option, convertible security or other such right.  All Stock Options have been granted in compliance in all material respects with all applicable Laws and any applicable equity plan, and no Stock Option has been granted with an exercise price less than the fair market value of such underlying stock on the date of grant.

(c)
There are no voting trusts, investor agreements, proxies or other agreements or understandings in effect to which the Company or Seller is a party, or by which the Company or its capital stock is bound, with respect to the voting or transfer of the Company's capital stock other than approvals from lenders that were obtained prior to the execution of this Agreement.

(d)
None of Company or any Company Subsidiary, directly or indirectly, owns any joint venture interest, partnership interest, membership interest, capital stock or other equity or debt interest, Stock Option or security interest in. or has loaned money to, any Person other than the Company Subsidiaries (other than ordinary course employee advancements).

Section 3.22.                          Indebtedness.  Other than set forth on Disclosure Schedule Section 3.22, neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which constitute Indebtedness, intercompany indebtedness or an obligation to any Affiliate which will not be satisfied at Closing by Seller and Seller shall provide Buyer with a copy of proof of such satisfaction.

Section 3.23.                          Insurance.  The Grant Entities have in full force and effect insurance insuring the Assets, the Stations and the Business in the amounts as set forth on Disclosure Schedule Section 3.23.  The Company and the Company Subsidiaries are not in material default with respect to such insurance policies.  No written notice of cancellation, termination or nonrenewal has been received by the Company or any Company Subsidiary with respect to any such policy.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Buyer as of the date hereof as follows:
Section 4.01.                          Authorization; Voting Requirements.
(a)
Seller has all power and necessary authority to enter into this Agreement and the Ancillary Agreements (to which Seller is or will be a party), to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including the conveyance and delivery to Buyer of free and clear title to the Shares.  No action on the part of Seller is necessary to authorize and approve the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements (to which it is or will be a party) and the consummation by Seller of the transactions contemplated hereby and thereby.

(b)
This Agreement has been, and the Ancillary Agreements (to which Seller is or will be a party) will be, duly executed and delivered by Seller. This Agreement (assuming due authorization, execution and delivery by the Buyer) constitutes, and each Ancillary Agreement (to which Seller is or will be a party) will constitute when executed and delivered by Seller, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting or relating to enforcement of creditors' rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

Section 4.02.                          Governmental Authorization.  The execution, delivery and performance by Seller of this Agreement and each Ancillary Agreement to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with or notification to, any Governmental Authority other than compliance with the Communications Laws.
Section 4.03.                          Noncontravention.  Except as disclosed in Disclosure Schedule Section 4.03, the execution, delivery and performance by Seller of this Agreement and each Ancillary Agreement to which Seller is or will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) assuming compliance with the matters referred to in Section 4.02, conflict with or violate any Law or Governmental Order applicable to Seller or the Grant Entities; (b) require any consent, approval or other action by or notification to any Person under, result in a breach of, constitute a material default under, give to any Person any rights of termination, amendment, acceleration, modification, cancellation of any material right or obligation of such Person under, any provision of any contract, agreement, instrument or other document to which Seller is a party or is bound or to which the Shares or Group Entities are subject; or (c) result in the creation or imposition of any Lien on any asset of the Group Entities (other than Permitted Liens) or the Shares.
Section 4.04.                          Absence of Litigation.  Except as set forth on Disclosure Schedule Section 4.04, there is no Action pending against or, to its knowledge, threatened against or affecting Seller, the Stations or the Business, in each case that seeks to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or that would, as of the date of this Agreement, reasonably be expected to result in damages in excess of $50,000 in the aggregate.
Section 4.05.                          Title.  Except as disclosed on Disclosure Schedule 4.05, Seller is the sole owner of all of the Shares, beneficially and of record, free and clear of all Liens other than Permitted Liens and Seller has not granted or created any Stock Options for such Shares, or issued any securities convertible into, or exercisable for, such Shares, and Seller is not party to any voting trust, proxy or other Contract relating to the voting of any Shares.  Upon the consummation of the transactions contemplated hereby, Buyer will acquire legal and beneficial ownership of all of the Shares held by Seller, free and clear of any Liens.  Seller has not made any loan to, or purchased (and does not own directly or indirectly) any debt security issued by, the Company.  Seller (i) does not have any right or option to subscribe for, or to purchase, shares or other equity securities or debt securities of the Company, and (ii) except as provided in this Agreement or as set forth on Disclosure Schedule 4.05, is not party to or bound by any contract, agreement or instrument affecting or relating to Seller's right to transfer or vote the equity securities of the Company owned by Seller.
Section 4.06.                          Brokers.  Except for Kalil & Co., Inc. or as set forth on Disclosure Schedule Section 4.06 (whose fees will be paid by Seller), no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Seller, or any of the respective Company Subsidiaries.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller as of the date hereof as follows:
Section 5.01.                          Existence and Power.  Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to execute, deliver and perform this Agreement and each Ancillary Agreement (to which Buyer is or will be a party).  Buyer is, or by the Closing Date will be, duly qualified to do business and in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer or on Buyer's ability to timely perform its obligations under this Agreement or the Ancillary Agreements to which it will be a party.
Section 5.02.                          Authorization.
(a)
The execution and delivery by Buyer of this Agreement and the Ancillary Agreements (to which Buyer will be a party), the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite action of Buyer and its directors and officers and do not require any further authorization or consent.

(b)
This Agreement has been, and each Ancillary Agreement (to which Buyer is or will be a party) will be, duly executed and delivered by Buyer, as the case may be. This Agreement (assuming due authorization, execution and delivery by Seller) constitutes, and each Ancillary Agreement (to which Buyer is or will be a party) will constitute when executed and delivered by Buyer, the legal, valid and binding obligation of Buyer, as the case may be, enforceable against Buyer, as the case may be,  in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting or relating to enforcement of creditors' rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

Section 5.03.                          Governmental Authorization.  The execution, delivery and performance by Buyer of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with or notification to, any Governmental Authority other than compliance with the Communications Laws.
Section 5.04.                          Noncontravention.  The execution, delivery and performance of this Agreement by Buyer and each Ancillary Agreement to which Buyer will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with the organizational documents of Buyer, (b) assuming compliance with the matters referred to in Section 5.03, conflict with or violate any Law or Governmental Order applicable to Buyer, (c) require any consent or other action by or notification to any Person under, constitute a default under, or give to any Person any rights of termination, amendment, acceleration or cancellation of any right or obligation of Buyer or to a loss of any benefit to which Buyer is entitled under, any provision of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other agreement or instrument to which Buyer is a party or by which any of Buyer's assets is or may be bound or (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any asset of Buyer, except, in the cases of clauses (b), (c) and (d), for any such violations, consents, actions, defaults, rights or losses as have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer or on Buyer's ability to timely perform its obligations under this Agreement or the Ancillary Agreements.
Section 5.05.                          Absence of Litigation.  There are no Actions pending against or, to Buyer's knowledge, threatened against Buyer before any Governmental Authority that in any manner challenges or seeks to prevent, enjoin, alter or delay materially the transactions contemplated by this Agreement.
Section 5.06.                          FCC Qualifications.  Except as set forth on Disclosure Schedule Section 5.06, Buyer is legally, financially and otherwise qualified under the Communications Laws (as in effect on the date hereof) to acquire (through the purchase of the Shares) the FCC Licenses and to own and operate the Stations.  Except as set forth on Disclosure Schedule Section 5.06, there are no facts known to Buyer, after due inquiry, that would disqualify Buyer as the transferee of the FCC Licenses or as owner and operator of the Stations, and no waiver or exemption, whether temporary or permanent of the Communications Laws is necessary for the FCC Consent to be obtained. As of the date hereof, Buyer has not received notice from any Person that such Person intends to challenge or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.  Except as set forth on Disclosure Schedule Section 5.06, Buyer has no reason to believe, after due inquiry, that the FCC Applications might be challenged or might not be granted by the FCC in the ordinary course due to any fact or circumstance relating to Buyer or any of its Affiliates or any of their respective officers, directors, shareholder, members or partners.
Section 5.07.                          Brokers.  There is no broker, finder, investment banker or other intermediary that has been retained by or is authorized to act on behalf of Buyer who or that might be entitled to any fee or commission from either Buyer or any of its Affiliates upon consummation of the transactions contemplated by this Agreement and the Ancillary Agreements for which Seller could become liable.
Section 5.08.                          Financing.  At Closing, Buyer will have sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price, all related fees and expenses in connection with the transactions contemplated by this Agreement and any other amounts to be paid by it in accordance with the terms of this Agreement.
Section 5.09.                          Acknowledgment.  Buyer acknowledges and agrees that Seller has made no representation or warranty, express or implied, of any kind except as expressly set forth in this Agreement, including with respect to any projections or forecasts with which Buyer may have been provided, and, except in the case of fraud or intentional misrepresentation, Buyer hereby waives any claim based upon any representation or warranty not expressly set forth in Article III or Article IV.  Except in the case of fraud, neither Seller nor any of its Affiliates or any other Person will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer or its representatives or Buyer's use of, any information, including any confidential memoranda distributed on behalf of the Company relating to the Grant Entities or other publications or data room information provided to Buyer or its representatives, or any other document or information in any form provided to Buyer or its representatives in connection with the sale of the Shares and the transactions contemplated hereby.  Notwithstanding anything herein to the contrary, nothing in this Section 5.09 will in any way limit Buyer's rights (including under Section 11.03(a) and Article XIII) with respect to representations and warranties of the Company or Seller explicitly included herein or in the case of fraud.
Section 5.10.                          Solvency.  Buyer is not entering into the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors. Assuming (a) the satisfaction of the conditions in Article XI, (b) the accuracy in all respects of the representations and warranties of set forth in Article III and Article IV, (c) the most recent financial forecasts relating to the Grant Entities made available to the Buyer prior to the date of this Agreement have been prepared in good faith and on assumptions that were reasonable at the time such forecasts were prepared, and (d) immediately prior to the Closing the Grant Entities are Solvent then immediately after giving effect to the transactions contemplated by this Agreement, including the Financing. the repayment or refinancing of debt contemplated in this Agreement, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses, Buyer will be Solvent. For purposes of this Section 5.10, the term "Solvent" with respect to any Person means that, as of any date of determination, (a) the amount of the fair saleable value of the assets of such Person exceeds, as of such date, the value of all liabilities of such Person, including contingent and other liabilities, as of such date, as such quoted terms are generally determined in accordance with the applicable federal Laws governing determinations of the solvency of debtors, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which they are engaged or proposed to be engaged following such date and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, "not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged" means that the Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet their obligations as they become due.
Section 5.11.                          Investment.  Buyer is acquiring the Shares for its own account and for investment purposes and not with a view to the distribution thereof.  Buyer acknowledges that none of the Shares has been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities law, the Shares must be held indefinitely, and Buyer must bear the economic risk of its investment in the Shares, until and unless the offer and sale of such Shares is subsequently registered under the Securities Act and all applicable state securities laws or an exemption from such registration is applicable.  Buyer has such knowledge, sophistication and experience in business and financial matters that it is capable of evaluating an investment in the Shares, and Buyer can bear the economic risk of an investment in the Shares and can afford a complete loss of such investment.

ARTICLE VI
COVENANTS OF THE COMPANY AND SELLER
Section 6.01.                          Operations Pending Closing.  Except (i) as expressly contemplated, permitted or required by this Agreement, (ii) as set forth on Disclosure Schedule Section 6.01, (iii) as required by applicable Law or by a Governmental Authority of competent jurisdiction, or (iv) with the prior written consent of Buyer, and subject to the provisions of Section 8.03 regarding control of the Stations, from and after the date of this Agreement until the Closing, with respect to the Business and the Stations, the Company and each of the Company Subsidiaries shall, and with respect to the Shares, Seller shall:
(a)	operate the Stations and the Business in compliance in all material respects with the Communications Laws, the FCC Licenses and all applicable Laws;
(b)
maintain all of the FCC Licenses in full force and effect and not cause or permit, or agree or commit to cause or permit, by act or failure to act, any of the FCC Licenses to expire or to be revoked, suspended or adversely modified, or take or fail to take any action that would cause the FCC or any other Governmental Authority to institute proceedings for the suspension, revocation or adverse modification of any of the FCC Licenses; and not change any Station's call letters;

(c)
not enter into any interference acceptance agreement with another FCC licensee that would reasonably be expected to result in electrical interference to a Station in excess of the applicable interference level permitted under the Communications Laws;

(d)
maintain its qualifications to hold the FCC Licenses with respect to each Station and not take any action that will materially impair such FCC Licenses or such qualifications, or cause the grant of FCC Consent to be materially delayed;

(e)
not sell, lease, license, abandon or otherwise dispose of or encumber the Shares or any of the Assets, except (i) pursuant to or in accordance with existing Contracts set forth on Disclosure Schedule Section 3.05(a), (ii) immaterial assets in the ordinary course of business consistent with past practices or (iii) unless replaced with similar items of substantially equal or greater value and utility in the aggregate;

(f)
operate the Business in the ordinary course consistent with past practices (except where such conduct would conflict with other paragraphs of this Section 6.01 or with Seller's other express obligations under this Agreement) and use commercially reasonable efforts to preserve substantially intact the relationships of the Company and the Company Subsidiaries, with their respective customers, suppliers, licensors, licensees, and distributors, including all goodwill;

(g)
promote the Stations and the programming of the Stations (both on-air and using third party media) in the ordinary course of business and consistent with past practice, taking into account inventory availability;

(h)
not make any change in any method of accounting or accounting practice utilized in the preparation of the Business Financial Statements, except for any such change required by reason of a concurrent change in GAAP;

(i)	maintain the Equipment in good operating condition and in conformity in all material respects with all applicable FCC technical regulations, ordinary wear and tear excepted;
(j)	maintain, in full force and effect, the material Intellectual Property owned by the Company and the Company Subsidiaries;
(k)
maintain the Real Property and not amend, modify, extend, renew or terminate any Lease (except the Excluded Real Property Lease) and not enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property;

(l)
not (i) terminate the employment of the Station general manager or terminate any other Employee, excluding any terminations for "cause" as reasonably determined by Seller, (ii) enter into any employment agreement with an Employee providing for annual compensation in excess of $50,000 or a term of more than one (1) year, (iii) grant any equity-based incentive awards, (iv) increase the base wages or other compensation or benefits of any Employee, except such increases in the ordinary course of business consistent with past practice, and in no event increase employee compensation (including base salary and bonus or incentive compensation or hourly wage) in excess of 2% per employee per annum, (v) modify any severance policy applicable to any Employee that would result in any increase in the amount of severance payable to any such employee (or would expand the circumstances in which such severance is payable); (vi) enter into any severance agreement, (vii) enter into any labor, or union agreement or plan without Buyer's consent which, in addition to not being unreasonably withheld, conditioned or delayed, shall be provided consistent with Seller's legal obligations, including its good faith bargaining obligations; provided, however, Seller shall notify Buyer promptly of all such bargaining and allow Buyer to give Seller its input with respect to any negotiations, subject to Seller's good faith bargaining obligations, (viii)  adopt, enter into or become bound by any new Employee Plan, or adopt any amendment to or terminate any Employee Plan, except (x) to comply with applicable Laws, (y) as contemplated by this Agreement or (z) in the ordinary course of business, consistent with past practice, without any additional material post-Closing liability to any of the Company, the Company Subsidiaries or Buyer (including, specifically, but without limitation, changes to Employees' incentive compensation such as commission arrangements);

(m)
not communicate to any Employee any information regarding the prospective terms and conditions of his or her employment after Closing beyond the terms expressly stated in this Agreement or otherwise already communicated to such Employee by Buyer or its representatives;

(n)
not enter into, amend or become obligated under, any agreement or commitment, except for: (y) any individual Program Rights agreement with a term of one (1) year or less or that involves cash payments or cash receipts of $52,000 or less after the Closing; and (z) any other agreement or commitment (other than advertising sales contracts for cash only) with a term of one (1) year or less or that involve cash payments or cash receipts of $15,000 or less per year after the Closing; provided, however, that in no event may the Company or any of the Company Subsidiaries enter into such other agreements or commitments that in the aggregate involve cash payments or cash receipts of $250,000 or more after the Closing;

(o)
not enter into or agree or commit to enter into any new Tradeout Agreement relating to any Station with a value in excess of $10,000, and, $100,000 in the aggregate for all such new Tradeout Agreements, prior to Closing that will not be fully performed prior to the Closing;

(p)	make any guarantee of commercial ratings other than in the ordinary course of business consistent with past practice;
(q)	utilize the Program Rights only in the ordinary course of business consistent with past practices and not sell or otherwise dispose of any such Program Rights;
(r)	promptly notify Buyer of any attempted or actual collective bargaining organizing activity with respect to the applicable Employees that Seller has Knowledge of;
(s)	not make or agree or commit to make any capital expenditure greater than $50,000 in connection with any particular project relating to a Station;
(t)	keep in full force and effect insurance comparable in amount and scope of coverage to that now maintained;
(u)
not enter into or become obligated under any new Contract which would be required to be listed on Disclosure Schedule Section 3.05(a) by virtue of Section 3.05(a) hereof or amend, modify, terminate or waive any material right under any Material Contract (including any Lease or employment Material Contract), other than as expressly permitted hereunder or as set forth in Section 6.01(n);

(v)	timely make retransmission consent elections with all MVPDs located in or serving the Stations' Markets;
(w)	not enter into any retransmission consent agreements with respect to any MVPD with more than 1,000 subscribers;
(x)	pay accounts payable and collect accounts receivable of the Business in the ordinary course of business;
(y)
not sell, transfer or assign the Shares or permit to exist any Lien upon the Shares (other than Permitted Liens), or issue, sell or grant any subscription, option, warrant, conversion right, or right of exchange or other agreement providing for the purchase, issuance or sale of any equity interest in the Company or any of the Company Subsidiaries;

(z)
not (i) make any acquisition (including by merger, consolidation or acquisition of stock) of the capital stock or a material portion of the assets of any third party; (ii) dissolve, liquidate, merge or consolidate with any other entity; (iii) not adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization or adopt or propose any change in any of the Organizational Documents of the Company or any Company Subsidiary;

(aa)
not permit any Grant Entity to change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of increasing the present or future Tax liability or decreasing any present or future Tax benefit of the Company;

(bb)
not compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy of any Grant Entity for an amount in excess of $100,000 (provided such amounts are paid prior to Closing), except in the ordinary course of business;

(cc)
not issue or sell (i) any capital stock; (ii) any Stock Options or other rights, agreements or commitments obligating the Company to issue, deliver or sell any of its capital stock or any other security or any right exercisable for or convertible or exchangeable into such capital stock or (iii) declare, set aside, make or pay any stock dividend or other distribution in stock in respect of any of its capital stock or other equity interests;

(dd)	not agree or commit, whether in writing or otherwise, to take any actions inconsistent with the foregoing clauses; and
(ee)	pay programming payables in the ordinary course of business, consistent with past custom and practice and, in any event, no later than 90 days.
Notwithstanding anything set forth in this Agreement, including, without limitation, this Section 6.01, to the contrary, between the date hereof and the Closing Date, Seller and its Affiliates may transfer Cash and Cash Equivalents from the Company's or the Company Subsidiaries' accounts to accounts of Seller.

Section 6.02.                          Access to Information.
(a)
Subject to applicable Laws relating to the exchange of information, between the date of this Agreement and the Closing Date, upon reasonable advance notice, the Company shall (i) give Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the Company's and the Company Subsidiaries' key employees (including the president and the chief financial officer of the Company), and the offices, properties, books and records maintained by the Company or any of the Company Subsidiaries that are related to the operation of the Stations including reasonable access reasonably necessary to allow Buyer (A) to implement payroll, benefits, financial reporting, accounts receivable, accounts payable and similar functions immediately after Closing and (B) to reasonably facilitate the transition of the Business, including facilities, operations and applicable Business data, to Buyers upon and effective as of the Effective Time, (ii) as promptly as practicable after the end of each month after the date of this Agreement, furnish to Buyer (A) a monthly balance sheet relating to the combined operations of Grant Broadcasting System II, LLC, Huntsville Television Acquisition, LLC and Quad Cities Television Acquisition, LLC (without any allocations or adjustments reflected on the balance sheets included in the Business Financial Statements) and the related statement of operations and (B) monthly profit and loss statements for Grant Broadcasting System II, LLC, Huntsville Television Acquisition, LLC and Quad Cities Television Acquisition, LLC and (iii) instruct its key employees, counsel and financial advisors of Seller to cooperate with Buyer in its activities and access pursuant to this Section 6.02(a); provided, however, that Buyer's access pursuant to (i) shall be with Seller's prior written consent (not to be unreasonably withheld or delayed) and Seller shall have the right to have a representative present at all times.  All such requests for access shall be directed to the President of the Company or his designee. Buyer's activities and access pursuant to this Section 6.02(a) shall be conducted in such manner as not to unreasonably interfere with the conduct of the Business or any of the businesses or operations of the Company or any of the Company Subsidiaries or Affiliates. None of the Company or any of the Company Subsidiaries shall be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable Law, jeopardize the protection of an attorney-client privilege or expose Seller, the Company or the Company Subsidiaries to liability for disclosure of personal information. Until the Closing, the information provided will be subject to the terms of the Confidentiality Agreement and, without limiting the generality of the foregoing, Buyer shall not, and shall cause its representatives not to, use such information for any purpose unrelated to the consummation of the transactions contemplated hereby.

(b)
For a period of one (1) year after the Closing Date, Seller will hold, and will use their commercially reasonable efforts to cause its respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, any confidential documents and information concerning the Stations and the Business held by the Seller following the Closing.

(c)
On and after the Closing Date, Seller will promptly afford to Buyer and its agents reasonable access to any books of account, financial and other records (including accountant's work papers) concerning the Stations and the Business and held by the Seller following the Closing, information, employees and auditors to the extent necessary for Buyer in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Stations.

(d)
After Closing, Buyer shall cooperate with Seller and Seller's representatives in the investigation, defense or prosecution of any action which is pending or threatened against Seller, the Company, the Company Subsidiaries or their Affiliates with respect to the Stations, Seller, the Company or any of the Company Subsidiaries, whether or not any party has notified the other of a claim for indemnification with respect to such matter. Without limiting the generality of the foregoing, Buyer shall make available its employees to give depositions or testimony and shall preserve and furnish all documentary or other evidence that Seller or Seller's representatives may reasonably request.

Section 6.03.                          Title Commitments; Surveys.
(a)
Title Commitments.  Between the date of this Agreement and the Closing Date, if required by Buyer, the Company will use commercially reasonable efforts to cooperate with Buyer to obtain a commitment for an ALTA Owner's Title Insurance Policy 2006 Form B (or other form of policy reasonably acceptable to Buyer and Seller) for each Owned Real Property, issued by a title insurance company reasonably satisfactory to Buyer (the "Title Company"), together with photocopies of all recorded items described as exceptions therein (the "Title Commitments"), committing to insure fee simple title in Buyer to each parcel of Owned Real Property (collectively, the "Commitment Properties"), subject only to Permitted Liens; provided that neither Seller nor the Company shall be required to incur any cost, expense or liability in connection with such cooperation.  The Company shall use its commercially reasonable efforts to assist Buyer in obtaining the Title Commitments, Title Policies and Surveys within the time periods set forth herein, including, without limitation, removing from title any liens or encumbrances which are not Permitted Liens.  Not later than the Closing, the Title Company shall have issued policies of title insurance with respect to each of the Commitment Properties in accordance with the Title Commitments, insuring the Company's fee simple title to each Owned Real Property (including all recorded appurtenant easements insured as separate legal parcels) with gap coverage from the Company through the date of recording, subject only to Permitted Liens, in such amounts as Buyer reasonably determines to be the value of the Real Property insured thereunder (the "Title Policies").  If Buyer notifies the Company within 60 days after the date of this Agreement of (1) any Lien (other than a Permitted Lien) or (2) other matter that prevents legal access to any Commitment Property, that in any such case would reasonably be expected to result in a Material Adverse Effect (each, a "Title Defect"), the Company will exercise commercially reasonable efforts to, at Seller's election, remove such Title Defect, or cause the Title Company to commit to insure over each such Title Defect prior to the Closing.  Each Party will deliver such reasonable affidavits and other customary closing documents as are reasonably required by the Title Company in order to issue Title Policies or to delete or insure over any Title Defects; provided, however, it shall be reasonable for Seller and/or the Company to refuse to execute and deliver (i) non-standard certifications and other forms requested by the Title Company and/or Buyer; and/or (ii) any instrument or affidavit to the extent such instrument or affidavit would expand the representations and warranties of the Company in Section 3.07 hereof or Seller's obligations, if any, to indemnify the Buyer Indemnified Parties for a breach of such representations or warranties pursuant to this Agreement, and any exceptions resulting therefrom in the Title Commitments shall not constitute or be deemed a failure by Seller nor the Company to satisfy their obligations under this Section 6.03 with respect to the deliverable condition of the Title Commitments.  Buyer shall pay all fees, costs and expenses with respect to the Title Commitments and Title Policies; provided, however, Seller shall be solely responsible for all fees, costs and expenses associated with the cure of, or Title Company's insurance over, any Title Defect (which amounts, for further clarity, shall be included in Transaction Indebtedness to the extent not paid prior to the Closing).  Notwithstanding anything to the contrary set forth in this Section 6.03(a), solely with respect to the property listed on Disclosure Schedule Section 3.07(a-1) and located in Henry County, Illinois¸ if prior to the Closing Buyer becomes aware of any Lien on such property (including a Permitted Lien) that is not acceptable to Buyer, determined in its sole discretion, then Buyer may elect (by delivering written notice to the Company prior to the Closing) to cause the Company to sell, assign, transfer, convey and deliver all right, title and interest in and to such property to Seller or another third party (determined in the Company's sole discretion) prior to the Closing such that the property is effectively "excluded" from the transactions contemplated by this Agreement, in which case Seller shall be responsible for all costs, expenses, Taxes, claims or other charges related thereto; provided, that the exclusion of such property from the transactions contemplated by this Agreement pursuant to this sentence shall not result in any adjustment to the Purchase Price.

(b)
Surveys.  If required by Buyer's lender or the Title Company, the Company will use commercially reasonable efforts to cooperate with Buyer to obtain a survey for each Commitment Property, dated no earlier than the date of this Agreement, prepared by a licensed surveyor reasonably satisfactory to Buyer, and conforming to 2011 ALTA/ACSM Minimum Detail Requirements for Urban Land Title Surveys, including Table A Items Nos. 1, 2, 3, 4, 6, 7(a), 7(b)(1), 7(c), 8, 9, 10, 11(b), 13, 14 15 and 16, and such other standards as the Title Company may reasonably require as a condition to the removal of any survey exceptions from the Title Policies, and certified to Buyer, Buyer's lender and the Title Company, in a form reasonably satisfactory to each of such parties (the "Surveys"); provided, with respect to Item No 6, neither Seller nor the Company shall be liable for (nor shall they provide) a zoning letter or zoning opinion with respect to the current zoning classification.  The Surveys shall be completed within 60 days after the date of this Agreement, and not disclose any Survey Defect which has not been cured or, provided the Title Company will issue a further assurance endorsement with respect to such defect, insured over to Buyer's reasonable satisfaction prior to the Closing.  A "Survey Defect" means an encroachment from or onto any of the Real Property or any portion thereof or any other survey defect, other than a Permitted Lien, and which in any such case results or would reasonably be expected to result in a Material Adverse Effect.  Buyer shall pay all fees, costs and expenses with respect to the Surveys.

Section 6.04.                           Risk of Loss.  Seller shall bear the risk of casualty loss or damage to any of the Assets prior to the Effective Time, and Buyer shall bear such risk on and after the Effective Time.  In the event of any casualty loss or damage to the Assets between the date of this Agreement and the Effective Time, Seller shall use commercially reasonable efforts to repair or replace (as appropriate under the circumstances) any lost or damaged asset other than any such asset which was obsolete and unnecessary for the continued operation of the Stations consistent with the Company's past practice and the FCC Licenses (a "Damaged Asset").  If Seller is unable to repair or replace a Damaged Asset by the Effective Time, the parties shall proceed to Closing, and Seller shall reimburse Buyer for all reasonable out-of-pocket costs incurred by Buyer in repairing or replacing the Damaged Assets or assign to Buyer the applicable portion of any insurance proceeds not previously expended by Seller or the Company to repair or replace the Damaged Asset after the Effective Time. The Disclosure Schedules shall be deemed modified to reflect any Damaged Asset for which Seller makes or is obligated to make a payment or which is replaced by Seller or the Company pursuant to this Section 6.04 and such Damaged Asset shall not be taken into account in determining if the conditions set forth in Section 11.03 have been satisfied.
Section 6.05.                          No Negotiation. Until such time as this Agreement shall be terminated pursuant to Section 12.01, Seller, the Company and their directors, officers, investment bankers and agents, shall cease any discussions or negotiations with, and shall not, directly or indirectly, solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any Person (other than Buyer) relating to any business combination transaction involving the Business, the Shares or the Stations (other than in the ordinary course of business or as provided by this Agreement); provided, however, that this Section 6.05 will cease to apply in the event that (a) without limiting any rights or obligations of the parties hereunder, Buyer determines in good faith that any further reasonable efforts of Buyer requested by Seller to prosecute the FCC Application pursuant to Section 8.01 should not be made or (b) Seller determines in good faith that any condition to the Closing in Article XI is not likely to be satisfied (other than as a result of Seller's breach). Seller shall notify Buyer of any such inquiry or proposal within twenty-four (24) hours of receipt or awareness of the same by Seller.
Section 6.06.                          No-Hire. During the period beginning on the date hereof and ending on the first (1st) anniversary of the Closing Date, Seller will not directly or indirectly, solicit to employ or hire any Employee of the Company, unless Buyer first terminates the employment of such employee, such employee voluntarily terminates his or her employment with Buyer or its Affiliates without inducement by Seller, or Buyer gives its written consent to such employment or offer of employment. The time period referred to in this Section 6.06 shall be tolled on a day-for-day basis for each day during which the Seller participates in any activity in violation of this Section 6.06 so that the Seller shall be restricted from engaging in the conduct referred to in this Section 6.06 of this Agreement for the full period contemplated hereby.
Section 6.07.                          Termination of Certain Agreements.  Prior to the Closing, the Company or applicable Company Subsidiary shall (a) terminate and settle the Phantom Stock Agreements, (b) terminate or transfer to Seller the Excluded Real Property Lease, (c) terminate those Contracts set forth on Disclosure Schedule Section 6.07, and (d) terminate any other Contract between any of the Company or any Company Subsidiary, on the one hand, and Seller or any of its beneficiaries or Affiliates, on the other hand, in each case without any liability to the Buyer, Company or any Company Subsidiary; provided that any amounts payable by the Company or any Company Subsidiary in connection with the actions contemplated by this sentence may, in Seller's discretion, be included as Transaction Indebtedness.
Section 6.08.                          Non-duplication Letters.  At Closing, the Company shall deliver to Buyer copies of (i) letters sent by the Company to each MVPD with more than 5,000 subscribers in the Station's Market advising such MVPD of Station's network non-duplication rights (such letters, "Non-Duplication Notices"), and (ii) proof of receipt of such Non-Duplication Notices, in each case to the extent in Seller's or the Company's possession as of the date thereof; provided, however, that the Company shall have no obligation to deliver any Non-Duplication Notice other than the most recent sent to any particular MVPD by the Company with respect to the Stations. If Seller or the Company does not have in its possession as of the date hereof a Non-Duplication Notice with respect to a particular MVPD with more than 5,000 subscribers in a Station's Market, the Company shall use commercially reasonable efforts to obtain and deliver to Buyer at Closing (i) Non-Duplication Notice(s) to such MVPD(s) (ii) proof of receipt of such Non-Duplication Notices by each such MVPD.
Section 6.09.                          Financing.  The Company agrees to use its reasonable best efforts to provide, and cause its officers, employees, counsel, auditors and representatives to provide on behalf of the Company, such cooperation (including with respect to timeliness) in connection with the arrangement of any financing of Buyer, the proceeds of which may be used to consummate the transactions contemplated hereby (the "Financing") or as otherwise may be required for S.E.C. reporting purposes, in each case as may be reasonably requested by Buyer, including using reasonable best efforts to (i) furnish Buyer and its financing sources with the financial information of the Company and any other pertinent information regarding the Stations and Business as may be reasonably requested by Buyer with respect to any such Financing, (ii) assist Buyer and its financing sources in the preparation of business projections, pro forma financial information, bank information, memoranda and similar documents for any portion of the Financing, (iii) facilitate the pledge and perfection of Liens securing indebtedness outstanding under the Financing (including cooperation in connection with the pay-off of existing Indebtedness of Seller and the release of related liens), (iv) provide or execute and deliver on behalf of the Company (effective as of the Closing), as it pertains to the Financing, any guaranty, pledge and security documents, other definitive financing documents, certificates, legal opinions, appraisals, surveys, title insurance, engineering reports, environmental and other inspections or other documents or take such actions that may be reasonably requested by Buyer to facilitate the satisfaction on a timely basis of all conditions to obtaining the Financing, and (v) provide all such other commercially reasonable assistance as necessary to satisfy any conditions to the Financing; provided, that Seller and the Grant Entities shall not be required to: (a) pay any commitment or other similar fee or incur any other liability in connection with the Financing, (b) waive or amend any terms of this Agreement or incur any out-of-pocket costs or expenses for which it has not received prior reimbursement, or (c) take any action which would unreasonably interfere with the ongoing operations of the Company or its Affiliates; and provided, further that Seller and the Grant Entities shall be entitled to prompt reimbursement from Buyer of all out-of-pocket costs or expenses incurred in connection with this Section 6.09.
Section 6.10.                          Payoff Letters.  At least three (3) Business Days prior to Closing, the Company will deliver the Payoff Letters to Buyer, which Payoff Letters shall provide for the release of all related Liens and authorize the filing by Buyer of releases of all such Liens with each Governmental Authority in which any such Liens or evidence thereof shall have been previously filed.
Section 6.11.                          401(k) Plan Compliance Corrections.  Prior to the Closing, the Company agrees to use its reasonable best efforts to bring the Company's 401(k) Plan into compliance with applicable law, by addressing the failure to properly operate the plan in compliance with its eligibility terms, with such actions to include, if applicable, using its reasonable best efforts to correct the error under the Employee Plans Compliance Resolution System ("EPCRS") pursuant to Revenue Procedure 2013-12 (or any superseding Revenue Procedure) and using its reasonable best efforts to take any actions required by the Internal Revenue Service to implement the requirements of such correction (to the extent the Company's 401(k) Plan is eligible for the EPCRS, or if the Company's 401(k) Plan is not eligible for the EPCRS, using its reasonable best efforts to take any actions as are reasonably necessary or appropriate to bring the Company's 401(k) Plan into compliance with applicable law).

ARTICLE VII
COVENANTS OF BUYER
Section 7.01.                          Access to Information.  After the Closing Date, upon reasonable notice, Buyer shall cause the Company and the Company Subsidiaries to afford promptly to Seller and its agents reasonable access to its properties, books, records, employees and auditors to the extent necessary to permit Seller to determine any matter relating to its rights and obligations (or those of its Affiliates) hereunder or to any period ending on or before the Closing Date; provided, however, that Seller will hold, and will cause its agents to hold, in confidence, all confidential or proprietary information to which it has access to pursuant to this Section 7.01.  Seller's activities and access pursuant to this Section 7.01(a) shall be conducted in such manner as not to unreasonably interfere with the conduct of the Business or any of the businesses or operations of the Buyer, Company or any of the Company Subsidiaries or Affiliates.  The Buyer shall not be obligated to provide such access or information if the Buyer determines, in its reasonable judgment, that doing so would violate applicable Law, jeopardize the protection of an attorney-client privilege or expose Buyer, the Company or the Company Subsidiaries to liability for disclosure of personal information.  Buyer shall have the right to have a representative present at all times.
Section 7.02.                          FCC Matters.  In accordance with and to the extent required by Section 8.01, Buyer agrees to enter into such agreements and to take all action for the sale of the assets or equity of any of the Stations to a Qualified Assignee if necessary to obtain the FCC Consent.
Section 7.03.                          Environmental Assessments.
(a)
Phase I Investigations. Within 45 days from the date of this Agreement (the "Phase I Time Period"), Buyer shall have the right, at its sole cost and expense, to engage an environmental consulting firm (the "Environmental Consultant") and to conduct and complete a Phase I Environmental Site Assessment and Compliance Review, as such terms are commonly understood (a "Phase I Environment Assessment"), with respect to the Owned Real Property, provided such assessment shall not include any soil, groundwater or air sampling or other intrusive investigation unless permitted by Seller in its sole discretion, and shall be conducted only (i) during regular business hours, (ii) with no less than three (3) Business Days prior written notice to Seller, and (iii) in a manner which will not unduly interfere with the operation of the Stations or the Grant Entities or the use of, access to or egress from the Real Property.

ARTICLE VIII
COVENANTS OF BUYER, SELLER AND THE COMPANY
Section 8.01.                          Governmental Consents.
(a)
Within ten (10) Business Days after the date of this Agreement, Buyer and Seller shall jointly file an application or applications with the FCC (collectively, the "FCC Application") requesting FCC Consent to the transfer of control of the Company and the Company Subsidiaries from Seller to Buyer, and Seller and Buyer shall diligently prosecute the FCC Application and otherwise use their reasonable best efforts to obtain the FCC Consent as soon as possible.  Buyer and Seller shall each pay one-half (1/2) of the filing fees assessed by the FCC relating to the transactions contemplated hereby, irrespective of whether the transactions contemplated by this Agreement are consummated.

(b)
Buyer and Seller each shall oppose any petitions to deny or other objections filed with respect to the FCC Application to the extent such petition or objection relates to such party.  Neither Buyer nor Seller shall take any intentional action that would, or intentionally fail to take such action the failure of which to take would reasonably be expected to have the effect of materially delaying, or result in the failure to obtain, the receipt of the FCC Consent.  Buyer shall diligently prosecute any waiver requests or exemptions, whether temporary or permanent, of the Communications Laws necessary for the FCC Consent to be obtained.

(c)
The Company or the appropriate Company Subsidiary shall promptly enter into customary tolling or other arrangements if necessary and requested by the FCC to resolve any complaints with the FCC relating to any of the FCC Licenses. If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and neither party shall have terminated this Agreement under Section 12.01, Buyer and Seller shall jointly request an extension of the effective period of the FCC Consent. No extension of the FCC Consent shall limit the right of either party to exercise its rights under Section 12.01.

(d)	FCC Application Waivers.
(i) Seller and Buyer acknowledge that the Communications Laws do not permit Buyer to purchase Station KLJB licensed to Davenport, Iowa.  Buyer has contemporaneously with the execution of this Agreement entered into a definitive agreement or agreements with the Qualified Assignee (the "Qualified Assignee Transfer Agreement") pursuant to which Buyer will sell or otherwise transfer to such Qualified Assignee the assets exclusively related to Station KLJB or the equity of any entity controlling such assets, in Buyer's discretion, and Buyer shall diligently prosecute any FCC application relating thereto.  The sale of assets or equity contemplated by the immediately preceding sentence shall be consummated simultaneously with the consummation of the sale of the Shares from Seller to Buyer.

(ii) Seller and Buyer acknowledge that the Communications Laws do not permit Buyer to purchase Station KGCW licensed to Burlington, Iowa without waiver and that Buyer intends to request, and Seller will cooperate fully with Buyer's request, for a failing station waiver pursuant to 47 C.F.R. Section 73.3555(b) (or other waiver mutually agreed upon by the Parties).

(iii) Seller and Buyer acknowledge that (i) a Company Subsidiary is operating Station WWCW, Lynchburg, Virginia pursuant to a satellite waiver and (ii) a Company Subsidiary is operating Station WEUX, Chippewa Falls, Wisconsin as a satellite and that Buyer will request continuation of the satellite waivers for Station WWCW upon transfer of control of the FCC Licenses of Station WWCW and that Buyer will request a new satellite waiver for Station WEUX upon transfer of control of the FCC Licenses of Station WEUX to Buyer, and Seller will cooperate fully with Buyer's requests for such waivers.

(iv) In the event that Buyer's and Seller's FCC counsel jointly and reasonably conclude that in order to obtain the FCC Consent in a timely manner it is reasonably necessary for Buyer to sell or otherwise transfer the Shares, or certain assets of any of the Stations to a Qualified Assignee, then Buyer shall enter into a definitive agreement or agreements with such Qualified Assignee pursuant to which Buyer will sell or otherwise transfer to such Qualified Assignee such assets or the equity of any entity controlling such assets, as applicable, and Buyer shall diligently prosecute any FCC application relating thereto.  The sale of assets or equity contemplated by the immediately preceding sentence shall be consummated simultaneously with the consummation of the sale of the Shares from Seller to Buyer.

(v)  In the event that Buyer's and Seller's FCC counsel jointly and reasonably conclude that in order to obtain the FCC Consent in a timely manner it is reasonably necessary for Buyer to seek a different waiver under the Communications Laws than the waivers described in Sections 8.01(d)(ii) and (iii) above for one or more of the Stations, then Buyer shall request, and Seller will cooperate fully with Buyer's request, for such other waiver(s) as shall be jointly agreed upon by Buyer's and Seller's FCC counsel.

(e)
The Company or Company Subsidiary previously has filed applications for the renewal of the FCC Licenses (a "Renewal Application") and the Company or the appropriate Company Subsidiary shall prosecute with the FCC such Renewal Application in accordance with this Section 8.01(e) hereof.  If the FCC Application is granted by the FCC subject to a renewal condition, then, without limitation of Sections 8.01(a) the term "FCC Consent" shall be deemed to also include the satisfaction of such renewal condition.  Subject to the indemnification obligations set forth in Section 13.03(a)(iii), to avoid disruption or delay in the processing of the FCC Application or any portion thereof, Buyer agrees, as part of the FCC Application, to request that the FCC apply, to the extent necessary and appropriate, its policy permitting the transfer of control of FCC licenses involving multiple stations to proceed, notwithstanding the pendency of one or more Renewal Applications (the "FCC Renewal Policy").  Subject to the indemnification obligations set forth in Section 13.03(a)(iii), Buyer shall make such representations and agree to such undertakings as are required to be made to invoke the FCC Renewal Policy, including undertakings to assume, as between the parties and the FCC, the position of the applicant before the FCC with respect to any pending Renewal Application and to assume the corresponding regulatory risks relating to any such Renewal Application.  Buyer acknowledges that, to the extent reasonably necessary to expedite grant by the FCC of any Renewal Application and thereby to facilitate grant of the FCC Application, the Company or the appropriate Company Subsidiary, without regard to the application of the FCC Renewal Policy, shall be permitted to enter into tolling, assignment and assumption or similar agreements with the FCC to extend the statute of limitations for the FCC to determine or impose a forfeiture penalty against the Stations in connection with (i) any pending complaints that the Stations aired programming that contained obscene, indecent or profane material, or (ii) any other enforcement matters against the Stations with respect to which the FCC may permit the Company or appropriate Company Subsidiary to enter into a tolling agreement; and, if and to the extent required by the FCC, Buyer agrees to become a party to and to execute such agreements subject to Seller's agreement to separately indemnify Buyer for all such obligations.  Buyer and the Company shall consult in good faith with each other prior to the Company or appropriate Company Subsidiary entering into any such tolling agreement under this Section 8.01(e).

(f)
In connection with their obligations pursuant to this Section 8.01 with respect to pursuing the FCC Consent, Buyer, the Company and Seller shall (i) keep each other informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, any governmental agency and of any material communication received or given in connection with any Action by a private party, in each case with respect to this Agreement, the Stations or the transactions contemplated hereby, (ii) notify each other of all documents filed with or received from any governmental agency with respect to this Agreement, the Stations or the transactions contemplated hereby, (iii) furnish each other with such information and assistance as the other may reasonably request in connection with their preparation of any governmental filing hereunder and (iv) cooperate in all respects with each other in connection with any filing or submission with a governmental agency in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before any governmental agency relating to this Agreement, the Stations or the transactions contemplated hereby, including any Action initiated by a private party. Subject to applicable laws relating to the exchange of information, each of Buyer, the Company and Seller shall have the right to review in advance, and to the extent practicable each will consult with the other on, all information relating to the other party or parties, as the case may be, and their respective Affiliates, that appears in any filing made with, or written materials submitted to, any third party and/or any governmental agency with respect to this Agreement, the Stations or the transactions contemplated hereby.

Section 8.02.                          Confidentiality.  Seller and Buyer are parties to the Confidentiality Agreement with respect to the Company and the Business.  In the event that Buyer's and Seller's FCC counsel jointly and reasonably conclude that in order to obtain the FCC Consent in a timely manner it is reasonably necessary for Buyer to sell or otherwise transfer the Shares, or certain assets of any of the Stations to a Qualified Assignee, Buyer hereby agrees to cause the Qualified Assignee to assume the Confidentiality Agreement and agree to be bound by the provisions thereof.  Subject to the terms of the Confidentiality Agreement (including the term thereof) and subject to the requirements of applicable law, all non-public information regarding Seller, the Company, the Company Subsidiaries and their business and properties that is disclosed in connection with the negotiation, preparation or performance of this Agreement (including, without limitation, all financial information provided by Seller and the Company) shall be confidential and shall not be disclosed to any other Person, except Buyer's representatives and lenders for the purpose of consummating the transaction contemplated by this Agreement.
Section 8.03.                          Control Prior to Closing.  The parties acknowledge and agree that, for the purposes of the Communications Laws, this Agreement and, without limitation, the covenants in Article VI, are not intended to and shall not be construed to transfer control of the Stations or to give Buyer any right to, directly or indirectly, control, supervise or direct, or attempt to control, supervise or direct, the programming, operations, or any other matter relating to the Stations prior to the Closing Date, and the Company and the Company Subsidiaries shall have complete control and supervision of the programming, operations, policies and all other matters relating to the Stations up to the time of the Closing.
Section 8.04.                          Public Announcements. Prior to Closing, no party shall, without the prior written consent of the other, issue any press release or make any other public announcement concerning the transactions contemplated by this Agreement, except to the extent that such party is so obligated by Law of any securities exchange upon which the securities of such party are listed or traded, in which case such party shall give advance notice to the other, and except that the parties shall cooperate to make a mutually agreeable announcement.
Section 8.05.                          Notices of Certain Events. From the date hereof until the earlier to occur of the Closing Date and such time as this Agreement is terminated in accordance with Article XII, Seller, on the one hand, and Buyer, on the other hand, shall each promptly notify the other of:
(a)	any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;
(b)
in the case of Seller or the Company, (i) the occurrence or non-occurrence of any event which, to Knowledge of Seller, has caused any representation or warranty made by the Seller or the Company herein to be untrue or inaccurate in any material respect at any time on or after the date hereof and prior to the Closing and (ii) any material failure on the part of Seller or the Company to comply with or satisfy any covenant or agreement set forth herein to be complied with or satisfied by Seller or the Company hereunder on or after the date hereof and prior to the Closing;

(c)
in the case of Buyer, (i) the occurrence or non-occurrence of any event which, to its knowledge, has caused any representation or warranty made by it herein to be untrue or inaccurate in any material respect at any time on or after the date hereof and prior to the Closing and (ii) any material failure on the part of Buyer to comply with or satisfy any covenant, condition or agreement set forth herein to be complied with or satisfied by Buyer hereunder on or after the date hereof and prior to the Closing;

(d)
(i) the commencement of any proceeding before the FCC or any other Governmental Authority involving any of the FCC Licenses, other than proceedings or litigation of general applicability to the television broadcasting industry that do not have a disproportionate impact on the Grant Entities or the Stations as compared with other broadcast television stations generally, and (ii) the receipt of written communications from the FCC regarding the Stations or the FCC licenses; and

(e)	any Damaged Asset having a book value, or replace or repair cost, of at least $50,000.
Section 8.06.                          Retention of Records; Post-Closing Access to Records.
(a)
Notwithstanding anything to the contrary contained in this Agreement, Seller and its Affiliates may retain and use, at their own expense, copies of all documents or materials transferred hereunder, in each case, which (i) Seller or any of its Affiliates in good faith determines it is reasonably likely to need access to in connection with the defense (or any counterclaim, cross-claim or similar claim in connection therewith) of any suit, claim, action, proceeding or investigation against or by Seller or any of its Affiliates pending or threatened as of the Closing Date, or (ii) Seller or any of its Affiliates in good faith determines it is reasonably likely to need access to in connection with any filing, report, or investigation to or by any Governmental Authority.

(b)
Notwithstanding anything to the contrary contained in this Agreement, for a period of three (3) years after the Closing Date, Seller shall maintain, and provide Buyer and its representatives reasonable access to, those records of Seller, if any, that relate to the Stations that relate to periods prior to the consummation of the Closing, during normal business hours and on at least ten (10) Business Days' prior written notice (or such shorter time period as necessitated by the urgency of the underlying facts and circumstances). If Seller shall desire to dispose of any of such books and records prior to the expiration of such three-year period in accordance with the record retention policies of Seller then in effect, Seller shall, prior to such disposal, give Buyer a reasonable opportunity, at Buyer's expense, to segregate and remove such books and records as Buyer may select, subject to destruction of correspondence and other similar documents in the ordinary course, in accordance with customary retention policies and applicable Law.

Section 8.07.                          Cooperation in Litigation.  Buyer and Seller shall (and shall cause their respective subsidiaries to) reasonably cooperate with each other at the requesting party's expense in the prosecution or defense of any claim, litigation or other proceeding arising from or related to the conduct of the Business and involving one or more third parties. The party requesting such cooperation shall pay the reasonable out-of-pocket expenses (excluding internal costs) incurred in providing such cooperation (including reasonable legal fees and disbursements) by the party providing such cooperation and by its Affiliates and its and their officers, directors, employees and agents.

ARTICLE IX
EMPLOYEE MATTERS
Section 9.01.                          Compensation, Employee Benefits and Severance.
(a)
Not later than five (5) Business Days prior to the Closing, the Seller will provide an updated Disclosure Schedule Section 3.14(a), which will also include for each Employee listed thereon, such Employee's accrued vacation and sick pay, vehicle usage, severance or other perquisites.

(b)
For a period of twelve (12) months following the Closing Date (or, if earlier, the date of termination of the relevant Employee), Buyer shall provide or cause to be provided to  each Employee (i) base cash compensation that is comparable to the base cash compensation provided to such individual by the Company or Company Subsidiary as of the date hereof and (ii) benefits (excluding any nonqualified retirement or equity-based benefits) that are no less favorable than those benefits provided to similarly situated employees of Buyer; provided, however, on the Closing Date, Buyer shall assume all liabilities arising out of, or attributable to, any period of time after the Effective Time, with respect to any employment contracts existing as of the date hereof (other than with respect to those employees listed on Disclosure Schedule Section 1.01 whose severance and/or any other obligations are the exclusive liability of Seller) or entered into hereafter in accordance with Section 6.01.  Nothing in this Agreement shall be construed to limit the ability of Buyer or any of its Affiliates (including, following the Closing, the Company or the Company Subsidiaries) to change any term or condition of employment, except for such changes that are inconsistent with Buyer's obligations as set forth in this Section 9.01, or to terminate the employment of any Person (including any Employee) at any time and for any or no reason.  Notwithstanding the foregoing, unless otherwise provided under the terms of an employment contract, each Employee shall be employed by Buyer on an at will basis and nothing shall prohibit Buyer from terminating the employment of any such Employees at any time after the Effective Time or changing any terms and conditions of employment related to such Employees at any time, except for such changes that are inconsistent with Buyer's obligations as set forth in this Section 9.01.

(c)
Nothing in this Section 9.01 or any other provision of this Agreement shall (i) create or confer any right of employment or continued employment or any particular term or condition of employment for any Person, (ii) be construed to establish, amend, or modify any benefit or compensation plan, program, agreement or arrangement, (iii) prohibit or limit the ability of Buyers or any of their Affiliates (including, following the Closing, any of the Grant Entities) to amend, modify, or terminate any benefit or compensation plan, program, agreement, or arrangement at any time assumed, established, sponsored or maintained by any of them.  To the extent permitted by Law and the terms of the applicable plans, Buyer shall cause the Company or the Company Subsidiaries to give Employees full credit for purposes of eligibility waiting periods and vesting and level of benefits (other than benefit accrual under a defined benefit pension plan) under the  401(k) plan, vacation and leave policies and severance practices maintained by the Buyer or its Affiliates in which such Employees participate for such Employees' service with the Company or the Company Subsidiaries to the extent credited for the same purpose under a similar Employee Plan prior to the Effective Time, and except as would result in any duplication of benefits or compensation.

Section 9.02.                          Savings Plan.  The Company's existing tax-qualified defined contribution plan ("Company's 401(k) Plan") shall be terminated by Seller effective at least one day prior to the  Closing Date, and Buyer shall, or shall cause the Company to, establish or designate a tax-qualified defined contribution plan (a "Buyer's 401(k) Plan") to accept rollover contributions from the Employees of any account balances distributed to them by the Company's 401(k) Plan. Buyer shall, or shall cause the Company to, allow any such Employees' outstanding plan loan to be rolled into Buyer's 401(k) Plan. The distribution and rollover described herein shall comply with applicable Law, and each party shall make all filings and take any actions required of such party by applicable Law in connection therewith. Buyer shall cause the Buyer's 401(k) Plan to credit Employees with service credit for eligibility and vesting purposes for service recognized for the equivalent purposes under Company's 401(k) Plan.
Section 9.03.                          Welfare Plans.  With respect to any health or welfare benefit plans maintained by Buyer or its Affiliates for the benefit of Employees on and after the Effective Time and in the plan year in which the Effective Time occurs, to the extent permitted by law and the applicable insurance contracts, Buyer shall, or shall cause the Company or the Company Subsidiaries to, (a) cause there to be waived pre-existing condition limitations for the plan year in which the Effective Time occurs to the extent waived or satisfied under a similar Employee Plan as of the Effective Time and (b) give effect, in determining any deductible and maximum out-of-pocket limitations for the plan year in which the Effective Time occurs, amounts paid by such Employees for the plan year in which the Closing occurs with respect to similar plans maintained by the Company or Company Subsidiaries prior to the Effective Time.
Section 9.04.                          Accrued Vacation.  From and after the Effective Time, Buyer shall, or shall cause the Company and the Company Subsidiaries to, honor all rights of employees of the Company and the Company Subsidiaries that were accrued by such employees prior to the Effective Time to sick leave, personal leave and vacation.
Section 9.05.                          WARN Act.  Provided that Seller has provided Buyer with a true and correct list, by date and location, of each employee terminated by the Company or any Company Subsidiary in the 91-day period prior to the Closing Date, Buyer will indemnify and hold harmless Seller from any loss or liability arising under the WARN Act due, in whole or in part, to Buyer's, the Company's, or any Company Subsidiary's actions or omissions occurring after the Closing Date.  Seller shall indemnify and hold harmless Buyer from any losses or liabilities arising under the WARN Act due to (i) Seller's, the Company's, or any Company Subsidiary's actions or omissions occurring prior to or on the Closing Date or (ii) any inaccuracy in the information required to be provided pursuant to this Section 9.05.
Section 9.06.                          No Further Rights.  Without limiting the generality of Section 14.08, nothing in this Article IX, express or implied, is intended to confer on any Person (including any Employees and any current or former employees of Seller, the Company or any of the Company Subsidiaries) other than the parties hereto and their respective successors and assigns any rights (including any third-party beneficiary rights), benefits, remedies, obligations or liabilities under or by reason of this Article IX. Nothing in this Article IX or any other provision of this Agreement shall (i) create or confer any right of employment or continued employment or any particular term or condition of employment for any Person, (ii) be construed to establish, amend, or modify any benefit or compensation plan, program, agreement or arrangement, or (iii) prohibit or limit the ability of Buyer or any of its Affiliates (including, following the Closing, the Company or any of the Company Subsidiaries) to amend, modify or terminate any benefit or compensation plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them.

ARTICLE X
TAX MATTERS
Section 10.01.                                        Bulk Sales.  Seller and Buyer hereby waive compliance with the provisions of any applicable bulk sales law and no representations, warranty or covenant contained in this Agreement shall be deemed to have been breached as a result of such noncompliance; provided, however, that, subject to Section 10.02, Seller shall be liable for any liability arising from such non-compliance solely in accordance with Buyer's right to indemnification in accordance with Article XIII.
Section 10.02.                                        Transfer Taxes.  All Transfer Taxes arising out of or in connection with the transactions effected pursuant to this Agreement shall be shared equally by Seller and Buyer. The Party which has the primary responsibility under applicable law for the payment of any particular Transfer Tax, shall prepare the relevant Tax Return and notify the other Party in writing of the Transfer Taxes shown on such Tax Return. Such other Party shall pay the Party that paid the Transfer Tax an amount equal to fifty percent (50%) of such Transfer Taxes in immediately available funds no later than the date that is the later of (i) five (5) Business Days after the date of such notice or (ii) two (2) Business Days prior to the due date for such Transfer Taxes. Seller shall and Buyer shall cooperate in the preparation, execution and filing of all Transfer Tax Returns and shall cooperate to seek and to secure any available exemptions from such Transfer Taxes.
Section 10.03.                                        FIRPTA Certificate.  Seller shall deliver to Buyer on the Closing Date, duly completed and executed certificates of non-foreign status pursuant to section 1.1445-2(b)(2) of the Treasury Regulations sufficient to exempt Buyer from the requirements of Code Section 1445(a).  The sole remedy, including for purposes of Section 10.03 and Article XII or Article XIII for failure to provide any such certificate shall be to permit Buyer to make any withholding as required pursuant to Section 1445 of the Code.
Section 10.04.                                        Tax Indemnification, Filings and Proceedings.
(a)
Seller shall indemnify Buyer and its Affiliates and hold them harmless from and against: (i) all Taxes imposed on the Company or any of the Company Subsidiaries for all Pre-Closing Tax Periods, (ii) with respect to any Straddle Period, all Taxes imposed on the Company or any of the Company Subsidiaries attributable to the portion of such Straddle Period that ends on and includes the Closing Date, and (iii) other expenses (including, without limitation, reasonable expenses of investigation and reasonable attorneys' and accountants' fees and expenses in connection with any action, suit or proceeding) actually incurred, suffered or accrued at any time by Buyer or its Affiliates arising out of or attributable to any breach of the representations under Section 3.19; provided, however, that Seller shall not be liable for the foregoing Taxes to the extent such Taxes are taken into account in determining an adjustment to the Purchase Price pursuant to Article II, and, provided, further, that Seller shall not indemnify or hold harmless Buyer or any of its Affiliates from and against any Taxes arising from or attributable to (x) any action or transaction outside the ordinary course of business taken with respect to the Company or any of the Company Subsidiaries and/or its assets or business on the Closing Date but after Closing, or (y) any elections (including an election made under Section 338 of the Code or any comparable provision under an applicable law) made by Buyer or its Affiliates after Closing.

(b)
Buyer shall indemnify Seller and its Affiliates and hold them harmless from and against any Taxes imposed on or with respect to the Company or any of the Company Subsidiaries for which Seller is not liable under this Agreement.

(c)
The amount of any Tax that is attributable to the portion of a Straddle Period that ends on and includes the Closing Date shall: (i) in the case of a Tax based on or measured by income, receipts or transactions, or other event-specific Taxes, be determined based on an interim closing of the books of the Company and the Company Subsidiaries as of the close of business on the Closing Date, and (ii) in the case of other Taxes, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator of which is the total number of days in the Straddle Period.  All determinations necessary to give effect to the foregoing allocation shall be made in a manner consistent with the past practice of the Company and the Company Subsidiaries.

(d)
Seller shall be responsible for the preparation and timely filing of all Tax Returns of the Company and each of the Company Subsidiaries that are due (taking into account requests for extensions to file such returns) on or before the Closing Date.  Seller shall be responsible for the contents of the foregoing Tax Returns and for the payment of all Taxes due on or before the Closing Date with respect thereto.

(e)
Buyer shall be responsible for the preparation and timely filing of all Tax Returns of the Company and each of the Company Subsidiaries that are required to be filed after the Closing Date.  In the case of any such Tax Return(s) that include Pre-Closing Tax Periods (including for avoidance of doubt, Straddle Periods), then at least thirty (30) days prior to filing any such Tax Return(s), Buyer shall provide Seller with (i) a draft of such Tax Return and (ii) a statement of any Taxes owed in connection with the filing of such Tax Return and Seller's share thereof.  Seller shall be entitled to review and comment on any such Tax Return before it is filed, Buyer shall make such changes to such Tax Return as Seller may reasonably request, and Buyer shall not file such Tax Return without Seller's consent, which consent shall not be unreasonably withheld or delayed.  In the event Seller objects to a Tax Return pursuant to its consent rights, and the parties cannot resolve the objection, a filing extension shall be obtained and the matter shall be resolved by an independent accounting firm agreed upon by the parties.  If there are no unresolved objections, then, to the extent applicable, at least two (2) days prior to the due date for filing such a Tax Return, Seller shall deliver to Buyer the funds required for the payment of those Taxes due with respect to such Tax Return that are the responsibility of Seller under this Agreement, but for the avoidance of doubt, only to the extent that such Taxes were not taken into account in determining an adjustment to the Purchase Price pursuant to Article II.  All Tax Returns of the Company or any of the Company Subsidiaries for any Pre-Closing Tax Period or Straddle Period shall be prepared and filed in a manner consistent with the past practice of the Company, unless otherwise required by Law.  Buyer shall also be responsible for the preparation and timely filing of all Tax Returns of the Company or any of the Company Subsidiaries for any Post-Closing Tax Period and for the payment of all Taxes due with respect thereto.

(f)
The Parties shall cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of Tax Returns pursuant to this Section 10.04 and any Tax Proceeding (as defined below) with respect to Taxes.  Such cooperation shall include the provision by Seller, the Company, any of the Company Subsidiaries or Buyer, as the case may be, to another Party any reasonably requested power of attorney with respect to Tax Returns or Tax Proceedings involving the Company or any of the Company Subsidiaries in order to carry out the agreements set forth in this Section 10.04.  The Parties further agree (after Closing): (i) to retain all books and records with respect to Tax matters pertinent to the Company or any of the Company Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the other Party, any extensions thereof) of the respective taxable periods, (ii) upon another Party's request, to give such other Party access to such books and records which are reasonably relevant to a Tax Proceeding or Tax Return involving the Company or any of the Company Subsidiaries and to make employees and personnel available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, (iii) to abide by all record retention agreements entered into with any Governmental Authority, and (iv) to give the other Parties reasonable written notice prior to transferring, destroying or discarding any such books and records, and, if another Party so requests, to allow the other Party within a reasonable time to take possession of such books and records to the extent they would otherwise be destroyed or discarded.

(g)
Buyer agrees that it shall not amend (or cause or permit the Company or the Company Subsidiaries to amend) any Tax Return of the Company or any of the Company Subsidiaries for any taxable period beginning before the Closing Date without the prior written consent of Seller, which consent shall not be unreasonably withheld.

(h)
Seller shall be entitled to receive any refunds or credits of any Taxes previously paid by or on behalf of the Company or the Company Subsidiaries for Pre-Closing Tax Periods (including any interest in respect thereof).  Buyer shall cause the amount of any refunds or credits of Taxes previously paid by or on behalf of the Company or the Company Subsidiaries for Pre-Closing Tax Periods (including interest) that are received by or credited to Buyer or its Affiliates after the Closing Date, to be paid to Seller within ten (10) Business Days following such receipt or crediting.  Notwithstanding the foregoing, Seller shall not be entitled to any refund received as a result of a loss carryback from a Post-Closing Tax Period other than a loss carryback attributable to deduction of an expense that is a Transaction Indebtedness.  In addition, at the request of Seller, Buyer shall (and shall cause its Affiliates and the Company and the Company Subsidiaries to) cooperate with Seller (at Seller's expense) in seeking any Tax refunds or credits that would be payable to Seller pursuant to this Section 10.04(h) and in claiming any deductions for the amounts paid by the Company and the Company Subsidiaries under the Phantom Stock Agreements.  For purposes of the foregoing, any liability of the Company or any of the Company Subsidiaries for Taxes that have been accrued as a liability for purposes of computing Net Working Capital and reduced the Purchase Price shall be treated as a refunded Tax amount on the date on which such liability is eliminated from the GAAP balance sheet of the Company to the extent that such elimination occurs other than by reason of payment of such Tax liability by or on behalf of the Company or any of the Company Subsidiaries.

(i)
After Closing, any Party shall promptly deliver to the other Parties any notice received by such Party (or by an Affiliate thereof) from any Governmental Authority relating to Taxes for which such other Party is or may be liable under this Agreement, including, for the avoidance of doubt, any notice relating to, or which could result in, a claim for indemnification pursuant to Section 10.04(a) or otherwise under this Agreement.  To the extent that a Party's failure to provide such notice materially prejudices another Party's ability to defend the claim or dispute that is the subject of such notice, then such other Party's indemnification obligations shall be null and void with regard to such claim or dispute.

(j)
Seller shall have the right to conduct and control any audit, examination, litigation or other proceeding with respect to Taxes (a "Tax Proceeding") involving the Company or any of the Company Subsidiaries to the extent it relates to any Pre-Closing Tax Period, provided, however, that Seller will not, without the written consent of Buyer, which consent shall not be unreasonably withheld or delayed, settle or compromise any such Tax Proceeding in a manner that would have the effect of increasing the Taxes of the Company or any of the Company Subsidiaries in a Post-Closing Tax Period.  Buyer shall have the right to participate in such proceeding at its own expense.  In the case of any Tax Proceeding relating to a Straddle Period:  (i) the Party with the greatest amount of potential liability at stake shall have the right to control such proceeding, (ii) the non-controlling Parties shall have the right to participate in such proceeding at their own expense and to consent, which consent shall not be unreasonably withheld or delayed, to any settlement or compromise thereof to the extent such settlement or compromise would have the effect of increasing the Taxes imposed on such Party (including by reason of indemnification).

(k)
Except as otherwise provided in this Section 10.04, any amounts owed by one Party to another Party pursuant to this Section 10.04 shall be paid within two (2) Business Days of notice from the Party entitled to receive such payment.

(l)	The obligations of the parties under this Section 10.04 shall survive the Closing until sixty (60) days after the expiration of all applicable statutes of limitations.

ARTICLE XI
CONDITIONS TO CLOSING
Section 11.01.                                        Conditions to Obligations of Buyer and Seller. The obligations of Buyer, Seller and the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:
(a)	No provision of any applicable Law and no Governmental Order shall prohibit the consummation of the Closing.
(b)	The FCC Consent shall have been granted, shall be in full force and effect and shall be a Final Order.
Section 11.02.                                        Conditions to Obligations of Seller.  The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following further conditions:
(a)
The representations and warranties of Buyer made in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) as of the Closing Date as though made on and as of the Closing Date except, in both cases, (i) for changes expressly contemplated by this Agreement, or (ii) where the failures to be true and correct, individually or in the aggregate, have not had, and would not reasonably be expected to have, a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or any Ancillary Agreement; provided, that for purposes of this Section 11.02(a), all materiality or Material Adverse Effect qualifiers within such representations and warranties shall be disregarded.

(b)	Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date.
(c)
Seller shall have received a certificate dated as of the Closing Date from Buyer, executed by an authorized officer of Buyer, to the effect that the conditions set forth in Section 11.02(a) and Section 11.02(b) have been satisfied.

(d)	Seller shall have received the following documents:
(i)	The certificate of incorporation (or equivalent organizational document) for Buyer, certified as of a recent date by the Secretary of State of the applicable jurisdiction of organization;
(ii)	a certificate of the Secretary of State as to the good standing as of a recent date of Buyer in such jurisdiction; and
(iii)
a certificate of an officer of Buyer, given by such officer on behalf of Buyer and not in such officer's individual capacity, certifying as to the bylaws (or equivalent governing document) of Buyer and as to resolutions of the board of directors (or equivalent governing body) of Buyer authorizing this Agreement and the transactions contemplated hereby and thereby.

(e)	Buyer shall have made or shall have made the deliveries contemplated in Section 2.05(a) and Section 2.05(c) and each Ancillary Agreement.
Section 11.03.                                        Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following further conditions:
(a)
The representations and warranties of Seller and the Company made in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) as of the Closing Date as though made on and as of the Closing Date, except, in both cases, (i) for changes expressly contemplated or permitted by this Agreement, or (ii) where the failures to be true and correct, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect; provided, that for purposes of this Section 11.03(a), all materiality or Material Adverse Effect qualifiers within such representations and warranties shall be disregarded.

(b)	Each of Seller and the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date.
(c)
Buyer shall have received (i) a certificate dated as of the Closing Date from the Company, executed by an authorized officer of the Company, to the effect that the conditions set forth in Section 11.03(a) and Section 11.03(b) have been satisfied and (ii) a certificate dated as of the Closing Date from Seller executed by an authorized representative of Seller, to the effect that the conditions set forth in Section 11.03(a) and Section 11.03(b) with respect to Seller have been satisfied.

(d)	Since the date of this Agreement, there shall not have occurred and be continuing at the time of the Closing a Material Adverse Effect.
(e)	The Qualified Assignee FCC Consent(s) shall have been issued, and shall, at Closing, be a Final Order and in full force and effect.
(f)	Buyer shall have received the following documents:
(i)
The certificate of incorporation (or equivalent organizational document) for the Company and each Company Subsidiary,  certified as of a recent date by the Secretary of State of the applicable jurisdiction of organization;

(ii)
a certificate of the Secretary of State of each jurisdiction in which the Company and each Company Subsidiary is organized or qualified to do business in connection with the Business as to the good standing as of a recent date in such jurisdiction;

(iii)
a certificate of an officer of the Company, given by each such officer on behalf of the Company and not in such officer's individual capacity, certifying as to the resolutions of the board of directors (or equivalent governing body) of the Company authorizing this Agreement and the transactions contemplated hereby and thereby; and

(iv)	reasonably satisfactory evidence demonstrating the Seller's authority to enter into, deliver and perform this Agreement including the sale of the Shares to Buyer hereunder.
(g)
Seller shall have obtained (and in the case of an affirmative Consent, delivered) the Consents to assignment or transfer listed on Disclosure Schedule Section 11.03(c) (or the third parties granting such Consents shall stand ready, willing and able to execute such consents, subject to the execution and delivery thereof by Buyer).

(h)
Seller shall have delivered to Buyer duly executed Payoff Letters, mortgage discharges and termination statements on Form UCC-3, or other appropriate releases, which when filed will release and satisfy any and all Liens relating to the assets of the Company or the Company Subsidiaries and the Shares, together with proper authority to file such termination statements or other releases at and following the Closing.

(i)	Seller shall have made the deliveries contemplated in Section 2.05(b) and Section 2.05(c) and each Ancillary Agreement.

ARTICLE XII
TERMINATION
Section 12.01.                                        Termination. This Agreement may be terminated at any time prior to the Closing as follows:
(a)	by the mutual written consent of Seller and Buyer;
(b)	either by Seller or by Buyer:
(i)
if the Closing shall not have occurred on or before the twelve (12) month anniversary of the date of this Agreement (the "Termination Date") so long as the terminating party is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement to the extent that would give the other party the right not to close pursuant to Section 11.02 or Section 11.03, as the case may be; provided, however, in the event of any closing of the FCC as part of a governmental shut-down, the Termination Date shall be extended by the number of days of any such shut-down; or

(ii)
if there shall be any Law that prohibits consummation of the transactions contemplated by this Agreement or if a Governmental Authority of competent jurisdiction shall have issued a Governmental Order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

(c)	by Seller:
(i)
upon a breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer shall have become untrue, in either case such that the condition set forth in Section 11.02(a) would not be satisfied, unless such breach or untruth can be cured prior to Closing and after receipt of notice thereof, Buyer proceeds in good faith to cure such breach or untruth as promptly as practicable; provided, however, that Seller shall not have the right to terminate this Agreement pursuant to this Section 12.01(c)(i) if Seller or the Company is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement to an extent which would give Buyer the right not to close pursuant to Article XI; or

(ii)
if all of the conditions set forth in Section 11.01 and Section 11.03 have been satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing or which have not been satisfied due to a breach of any representation, warranty, covenant or agreement of Buyer contained herein) and Buyer fails to consummate the transactions contemplated by this Agreement within the earlier of (i) two (2) Business Days after the date the Closing should have occurred pursuant to Section 2.05 and (ii) the later of the date the Closing should have occurred pursuant to Section 2.05 and one (1) Business Day before the Termination Date, and Seller stood ready, willing and able to consummate the transactions contemplated by this Agreement during such period.

(d)	by Buyer:
(i)
upon a breach of any representation, warranty, covenant or agreement on the part of Seller or the Company set forth in this Agreement, or if any representation or warranty of Seller or the Company shall have become untrue, in either case such that the condition set forth in Section 11.03(a) would not be satisfied, unless such breach or untruth can be cured prior to Closing and after receipt of notice thereof, Seller or the Company proceeds in good faith to cure such breach or untruth as promptly as practicable; provided, however, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 12.01(d)(i) if Buyer is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement to an extent which would give Seller the right not to close pursuant to Article XI; or

(ii)
if all of the conditions set forth in Section 11.01 and Section 11.02 have been satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing or which have not been satisfied due to a breach of any representation, warranty, covenant or agreement of Seller contained herein) and Seller fails to consummate the transactions contemplated by this Agreement within the earlier of (i) two (2) Business Days after the date the Closing should have occurred pursuant to Section 2.05 and (ii) the later of the date the Closing should have occurred pursuant to Section 2.05 and one (1) Business Day before the Termination Date, and Buyer stood ready, willing and able to consummate the transactions contemplated by this Agreement during such period.

(e)	The party desiring to terminate this Agreement pursuant to this Section 12.01 (other than pursuant to Section 12.01(a)) shall give written notice of such termination to the other party.
Section 12.02.                                        Effect of Termination.
(a)
In the event of a valid termination of this Agreement pursuant to Section 12.01, this Agreement (other than Section 8.02, this Article XII, and Article XIV, which shall remain in full force and effect) shall forthwith become null and void, and no party hereto (nor any of their respective Affiliates, directors, officers or employees) shall have any liability or further obligation, except as provided in Section 12.02(b), Section 12.02(c) and Section 12.02(d) below. A termination of this Agreement shall not terminate the Confidentiality Agreement, nor, in each case, affect the parties' rights and obligations thereunder.

(b)
If this Agreement is terminated (i) by Seller pursuant to Section 12.01(c)(ii) or (ii) by either Buyer or Seller pursuant to Section 12.01(b)(i), unless as of such date (A) the Qualified Assignee FCC Consent has been obtained, or (B) (x) the Buyer has entered into a bona fide agreement to transfer of KLJB to a third party, (y) such transfer has been approved by the FCC and (z) such transfer is only conditioned upon the Closing (a "License Transfer Failure"), then the Company shall be entitled to the Security Deposit as liquidated damages, and the parties to the Escrow Agreement shall immediately deliver joint written instructions to the Escrow Agent directing such disbursement. The parties understand and agree that the amount of liquidated damages represents Seller's and Buyer's reasonable estimate of actual damages and does not constitute a penalty. Notwithstanding any other provision of this Agreement to the contrary, in the event that Seller terminates this Agreement pursuant to Section 12.01(c)(ii) or as a result of a License Transfer Failure, the payment of the Security Deposit, pursuant to this Section 12.02(b), shall be Seller's and the Company's sole and exclusive remedy for damages of any nature or kind that Seller or the Company may suffer as a result of Buyer's breach or default under this Agreement or Buyer's failure to consummate the transactions contemplated by this Agreement, which would result in Seller's right to terminate this Agreement under Section 12.01(c)(ii) or as a result of a License Transfer Failure. The parties hereto acknowledge and agree that the liquidated damages amount is reasonable in light of the substantial but indeterminate harm anticipated to be caused by material breach or default under this Agreement, the difficulty of proof of loss and damages, the inconvenience and non-feasibility of otherwise obtaining an adequate remedy, and the value of the transactions to be consummated hereunder.

(c)	If this Agreement is terminated by Buyer pursuant to Section 12.01(d)(ii), then Buyer shall have the right to pursue all remedies available to Buyer at law, in equity or otherwise.
(d)
If this Agreement is terminated under the provisions of this Article XII for any reason other than by Seller pursuant to Section 12.01(c)(ii) or as a result of a License Transfer Failure, then the parties to the Escrow Agreement shall deliver joint written instructions to the Escrow Agent directing the disbursement of the Security Deposit to Buyer.

ARTICLE XIII
SURVIVAL; INDEMNIFICATION
Section 13.01.                                                                                                                                                                                          Survival.
(a)
The representations and warranties of the parties hereto contained in or made pursuant to this Agreement or in any certificate or other writing furnished pursuant hereto or in connection herewith shall survive in full force and effect until the first anniversary of the Closing Date; provided, that the representations and warranties in Sections 3.01, 3.02, 3.16, 3.19, 3.21 and 4.01 and 4.02 shall survive until expiration of the applicable statute of limitations, plus sixty (60) days.  The agreements to indemnify in Sections 10.04, 13.02(a)(ii)-(iv), and Sections 13.03(a)(ii)-(v) and (vii)-(ix) shall survive for the applicable statute of limitations plus sixty (60) days, and Seller's agreement to indemnify in Section 13.03(a)(vi) shall survive, (i) with respect to Losses in connection with a written Lease until the expiration of the current term of such Lease (without giving effect to any renewal or extension thereof), plus sixty (60) days, and (ii) with respect to Losses in connection with an oral Lease until the expiration of the applicable statute of limitations, plus sixty (60) days. Notwithstanding the foregoing, any Actions for fraud shall not be subject to such limitations.  No claim may be brought under this Agreement unless written notice describing in reasonable detail the nature and basis of such claim is given on or prior to the last day of the applicable survival period. In the event such notice is given, the right to indemnification with respect thereto shall survive the applicable survival period until such claim is finally resolved and any obligations thereto are fully satisfied.

(b)
The covenants and agreements contained in this Agreement (i) if required to be performed at or prior to Closing, shall survive the Closing  and will remain in full force and effect until the date that is twelve (12) months after the Closing Date unless performed prior to such date (and no Action with respect to such covenants or agreements for indemnification shall be made by any Person thereafter) and (ii) if required to be performed after the Closing, shall survive the Closing and will remain in full force and effect until they are fully performed, or, if earlier, until the expiration thereof set forth in the terms of such covenants and agreements (and no Action with respect to such covenants and agreements for indemnification shall be made by any Person thereafter).

Section 13.02.                                        Indemnification by Buyer.
(a)
Subject to Section 13.01, Buyer shall indemnify against and hold harmless Seller, and its Affiliates and their respective employees, officers, directors, successors and assigns (collectively, the "Seller Indemnified Parties") from, and agrees to promptly defend any Seller Indemnified Party from and reimburse any Seller Indemnified Party for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including any Action brought by any Governmental Authority or Person and including reasonable attorneys' fees and expenses reasonably incurred) (collectively, "Losses"), which such Seller Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:

(i)	Buyer's breach of any of its representations or warranties contained in Article V of this Agreement without giving effect to any materiality qualifiers (each such breach, a "Buyer Warranty Breach");
(ii)	any breach or nonfulfillment of any agreement or covenant of Buyer to be performed in connection with the Closing under the terms of this Agreement;
(iii)	the ownership, business or operation of the Stations after the Effective Time; and
(iv)	any fees or expenses (including without limitation, reasonable attorneys' fees) incurred by Seller in enforcing its rights under this Section 13.02.
(b)
Notwithstanding any other provision to the contrary, Buyer shall not be required to indemnify and hold harmless any Seller Indemnified Party pursuant to Section 13.02(a): (A) unless such Seller Indemnified Party has asserted a claim with respect to such matters within the applicable survival period set forth in Section 13.01 and (B) with respect to Buyer Warranty Breaches, until the aggregate amount of Seller Indemnified Parties' Losses resulting from Buyer Warranty Breaches exceeds Six Hundred Seventy-Five Thousand Dollars ($675,000) (the "Deductible") and then only to the extent of such Losses in excess of the Deductible; provided, however, that the cumulative indemnification obligation of Buyer under this Section 13.02 shall in no event exceed Eight Million Five Hundred Thousand Dollars ($8,500,000) (the "Cap"), provided further, however, that none of the Deductible or the Cap shall apply in the case of any indemnification under clauses (ii) - (iv) of Section 13.02(a).

Section 13.03.                                        Indemnification by Seller.
(a)
Subject to Section 13.01, from and after Closing Seller shall indemnify against and hold harmless Buyer, its Affiliates and their respective employees, officers, directors, successors and assigns (collectively, the "Buyer Indemnified Parties") from, and agrees to promptly defend any Buyer Indemnified Party from and reimburse, first by recourse to the Indemnity Escrow, any Buyer Indemnified Party for, any and all Losses which such Buyer Indemnified Party may suffer or incur, or become subject to, as a result of or in connection with:

(i)
breach of any of the representations or warranties contained in Article III and IV of this Agreement, in each case, without giving effect to any materiality qualifiers (each such breach, a "Seller Warranty Breach");

(ii)	any breach or nonfulfillment of any agreement or covenant of Seller under the terms of this Agreement;
(iii)	any Losses which Buyer incurs as a result of accepting liability for any enforcement action by the FCC relating to any period prior to the Closing;
(iv)	any Losses which Buyer incurs which are a Pre-Existing Liability (as defined below);
(v)	Taxes of the Company or any of the Company Subsidiaries for any Pre-Closing Tax Period or the portion of any Straddle Period that are indemnifiable pursuant to Section 10.04;
(vi)
Seller's failure to obtain and deliver the Consents to assignment or transfer under the Real Property Leases listed on Disclosure Schedule Section 11.03(c), other than any Losses to the extent they arise out of (A) a breach of the applicable Real Property Lease by Buyer or (B) Buyer's failure to use the Real Property subject to the underlying Real Property Lease to which any such Consent relates in the ordinary course of business consistent with Seller's use thereof immediately prior to Closing;

(vii)	any Losses which Buyer incurs arising from the matter set forth on Disclosure Schedule Section 13.03;
(viii)	any fraud of the Company or any Company Subsidiary arising out of or relating to this Agreement or the transactions contemplated herein; or
(ix)	any fees or expenses (including without limitation, reasonable attorneys' fees) incurred by Buyer in enforcing its rights under this Section 13.03.
(b)            Notwithstanding any other provision to the contrary, Seller shall not be required to indemnify and hold harmless any Buyer Indemnified Party pursuant to Section 13.03(a): (A) unless such Buyer Indemnified Party has asserted a claim with respect to such matters within the applicable survival period set forth in Section 13.01 and (B) with respect to Seller Warranty Breaches until the aggregate amount of Buyer Indemnified Parties' Losses resulting from Seller Warranty Breaches exceeds the Deductible and then only to the extent of such Losses in excess of the Deductible; provided, however, that the cumulative indemnification obligation of Seller under this Section 13.03 shall be satisfied first by recourse to the Indemnity Escrow Amount and shall in no event exceed the Cap, except for a Seller Warranty Breach of Section 3.21 or Section 4.05, in which case, the cumulative indemnification obligation of Seller under this Section 13.03 shall in no event exceed the amount of the Purchase Price received by the Seller.  Notwithstanding the foregoing, neither the Deductible nor the Cap shall apply in the case of any indemnification under clauses (ii) - (viii) of Section 13.03(a) of this Agreement or in the case of fraud; provided, however, that in no event shall the cumulative indemnification obligation of Seller under this Section 13.03 exceed the Final Purchase Price.
(c)            Each of the following shall be a "Pre-Existing Liability" for the purposes of this Agreement other than to the extent to be paid as Transaction Indebtedness pursuant to Section 2.07 or treated as a current liability in the calculation of Net Working Capital:
(i)	any liability related to the Indebtedness of the Company or any Company Subsidiaries to the extent not taken into account in the determination of the Final Purchase Price as provided in Section 2.4;
(ii)	Transaction Indebtedness to the extent not taken into account in the determination of the Final Purchase Price as provided in Section 2.4;
(iii)
Taxes of the Company or any of the Company Subsidiaries for any Pre-Closing Tax Period that are indemnifiable pursuant to Section 10.04 or, with respect to any Straddle Period, all Taxes imposed on the Company or any of the Company Subsidiaries attributable to the portion of such Straddle Period that ends on and includes the Closing Date;

(iv)
any liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Seller or the Company or any Company Subsidiary resulting from actions taken prior to the Effective Time;

(v)	any liability or obligation relating to or arising out of the Phantom Stock Agreements;
(vi)
any Actions properly brought by a Person not affiliated with or directed by the Buyer against a Grant Entity, which are due to the conduct of Seller, the Company, any Company Subsidiary or the Stations prior to the Effective Time;

(vii)
any liabilities of the Grant Entities or otherwise relating to the past or current operations or facilities of the Business arising under Environmental Laws, to the extent arising from or relating to facts, events or conditions which (x) were in existence or occurred on or prior to the Closing Date (including all regulatory compliance violations and all conditions of contamination identified in Buyer's Phase I Environmental Assessments conducted pursuant to Section 7.03) and (y) irrespective of whether such liabilities attach to the Grant Entities or Buyer or any other Person in the first instance; and

(viii)	any liability or obligation relating to or arising out of any stay-bonus, severance payments or similar payments made or owed to any Employee at or prior to Closing.
Section 13.04.                                        Notification of Claims.
(a)
A party entitled to be indemnified pursuant to Section 13.02 or Section 13.03 (the "Indemnified Party") shall promptly notify the party liable for such indemnification (the "Indemnifying Party") in writing of any claim or demand that the Indemnified Party has determined has given or could reasonably be expected to give rise to a right of indemnification under this Agreement; provided, however, that a failure to give prompt notice or to include any specified information in any notice will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party that was entitled to receive such notice was damaged as a result of such failure. Subject to the Indemnifying Party's right to defend in good faith third party claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Article XIII within thirty (30) days after the receipt of written notice thereof from the Indemnified Party.

(b)
If the Indemnified Party shall notify the Indemnifying Party of any claim or demand pursuant to Section 13.04(a), the Indemnifying Party shall have the right to employ counsel reasonably acceptable to the Indemnified Party to defend any such claim or demand asserted against the Indemnified Party for so long as the Indemnifying Party shall continue in good faith to diligently defend against such action or claim. The Indemnified Party shall have the right to participate in the defense of any such claim or demand at its own expense; provided that, if Seller is the Indemnifying Party, then it shall not have the right to assume the defense of any such claim that involves any FCC License or that is before or asserted by the FCC.  The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case five (5) Business Days before the due date for the answer or response to a claim) after the date of the notice of claim given by the Indemnified Party to the Indemnifying Party under Section 13.04(a) of its election to defend in good faith any such third party claim or demand. So long as the Indemnifying Party is defending in good faith any such claim or demand asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such claim or demand without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, and the Indemnified Party shall make available to the Indemnifying Party or its agents all records and other material in the Indemnified Party's possession reasonably required by it for its use in contesting any third party claim or demand. Whether or not the Indemnifying Party elects to defend any such claim or demand, the Indemnified Party shall have no obligations to do so. In the event: (i) the Indemnifying Party elects not to defend such claim or action; or (ii) the Indemnifying Party elects to defend such claim or action but fails to diligently defend such claim or action in good faith, the Indemnified Party shall have the right to conduct the defense thereof and to settle or compromise such claim or action without the consent of the Indemnifying Party, except that with respect to the settlement or compromise of such a claim, demand or action, the Indemnified Party shall not settle or compromise any such claim or demand or action without the consent of the Indemnifying Party (such consent not to be unreasonably withheld), unless the Indemnifying Party is given a full and completed release of any and all liability by all relevant parties relating thereto and has no obligation to pay any damages.

Section 13.05.                                        Net Losses; Subrogation; Mitigation.
(a)
Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by an Indemnified Party shall be calculated after giving effect to (i) any insurance proceeds received by the Indemnified Party (or any of its Affiliates) with respect to such Losses and (ii) any recoveries obtained by the Indemnified Party (or any of its Affiliates) from any other third party. Each Indemnified Party shall exercise reasonable best efforts to obtain such proceeds, benefits and recoveries. If any such proceeds, benefits or recoveries are received by an Indemnified Party (or any of its Affiliates) with respect to any Losses after an Indemnifying Party has made a payment to the Indemnified Party with respect thereto, the Indemnified Party (or such Affiliate) shall pay to the Indemnifying Party the amount of such proceeds, benefits or recoveries (up to the amount of the Indemnifying Party's payment).  With respect to any Losses incurred or suffered by an Indemnified Party, no liability shall attach to the Indemnifying Party in respect of any Losses to the extent that the same Losses have been recovered by the Indemnified Party from the Indemnifying Party, accordingly, the Indemnified Party may only recover once in respect of the same Loss.

(b)
Upon making any payment to an Indemnified Party in respect of any Losses, the Indemnifying Party shall, to the extent of such payment, be subrogated to all rights of the Indemnified Party (and its Affiliates) against any third party in respect of the Losses to which such payment relates. Such Indemnified Party (and its Affiliates) and Indemnifying Party shall execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

(c)
Buyer and Seller shall use reasonable best efforts to mitigate any Losses, whether by asserting claims against a third party or by otherwise qualifying for a benefit that would reduce or eliminate an indemnified matter; provided, however, that no party shall be required to use such efforts if they would be demonstrably detrimental in any material respect to such party.

(d)
Notwithstanding anything to the contrary contained herein, the amount of Losses for each claim under Section 13.03(a)(vi) shall be equal to the Buyer Indemnified Parties' actual Losses arising directly from the failure to obtain the Consent giving rise to such Losses, but in no event shall such Losses exceed, and Seller be liable pursuant to Section 13.03(a)(vi) for any amount in excess of, the amount equal to the reasonable and necessary replacement costs (including, all reasonable moving expenses, legal expenses, and  other reasonable expenses incurred relating to the replacement) which would be incurred for a new site (comparable to the original site in all material respects) to replace the site which is the subject of the Real Property Lease for which such Consent has not been obtained; provided, that the foregoing limitation on the amount of Losses shall not limit any Buyer Indemnified Party's right to recover Losses it suffers from the failure to obtain the Consent even though the Buyer Indemnified Party does not replace the site which is the subject of the applicable Real Property Lease.

Section 13.06.                                        Computation of Indemnifiable Losses. Any calculation of Losses for purposes of this Article XIII shall be (a) reduced to take account of any net Tax benefit actually realized by the Indemnified Party arising from the deductibility of any such Loss in the year such Loss is incurred; and (b) increased to take account of any net Tax liability actually paid by the Indemnified Party arising from the receipt or accrual of any indemnity obligation hereunder.  To the extent permitted by law, all indemnity payments made pursuant to this Agreement shall be treated by the Parties as an adjustment to the Purchase Price.
Section 13.07.                                         Exclusive Remedies.  Buyer and Seller acknowledge and agree that, if the Closing occurs, the indemnification provisions of this Article XIII shall be the sole and exclusive remedies of Buyer and Seller for any breach of the representations or warranties or nonperformance of any covenants and agreements of Buyer or Seller contained in this Agreement or any Ancillary Agreement, provided that nothing in this Article XIII will limit any Person's right to any remedy based on fraud or intentional breach or any right to specific performance or other injunctive remedy.  In furtherance of the foregoing, each of Buyer and Seller hereby waive, to the fullest extent permitted under applicable law, except in the case of fraud or intentional misconduct, any and all rights, claims and causes of action it may have against the other arising under or based upon any Law, including any such rights, claims or causes of action arising under or based upon common law, tort or otherwise and relating to this Agreement and any Ancillary Agreement (including any certificate delivered pursuant to this Agreement or the transactions contemplated hereby) other than any rights, claims or actions arising under this Article XIII.
Section 13.08.                                        No Special Damages, Mitigation. No Indemnifying Party shall be liable to any Indemnified Party for special, indirect, consequential, punitive or exemplary damages, or lost profits, diminution in value or any damages based on any type of multiple of earnings except to the extent adjudicated and owned to a third party with respect to a third party Action.
Section 13.09.                                        Treatment of Indemnity Benefits. All payments made by Seller or Buyer, as the case may be, to or for the benefit of the other pursuant to any indemnification obligations under this Agreement shall be treated as adjustments to the Purchase Price for Tax purposes to the extent permitted by Law, and such agreed treatment shall govern for purposes of this Agreement.
Section 13.10.                                        Post Closing Escrow. From and after the Closing, and pursuant to the terms of the Indemnity Escrow Agreement, the Indemnity Escrow Amount will be held by the Escrow Agent as collateral security for the obligations of Seller to indemnify the Buyer Indemnified Parties under this Article XIII.
Section 13.11.                                        No Duplication; Prior Knowledge.  Notwithstanding any other provision of this Agreement to the contrary, (a) no Indemnified Party shall be entitled to indemnification or reimbursement under any provision of this Agreement or any Ancillary Agreement for any amount to the extent that such Person or its Affiliate has been indemnified or reimbursed for such amount under any other provision of this Agreement or any Ancillary Agreement and (b) Seller shall not be liable under this Article XIII for any Losses arising from or relating to any inaccuracy in, or any breach of, any representation or warranty in this Agreement if Buyer had knowledge of such inaccuracy or breach as of the date of this Agreement.

ARTICLE XIV
GENERAL PROVISIONS
Section 14.01.                                        Expenses. Except as may be otherwise specified herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.
Section 14.02.                                        Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received (a) on the date of personal delivery, (b) on the date of transmission, if sent by facsimile, or (c) one Business Day after having been dispatched via a nationally recognized overnight courier service, to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 14.02):
If to Buyer:
Nexstar Broadcasting, Inc.
5215 N. O'Connor Blvd, Suite 1400
Irving, TX 75039
Attention:  Perry Sook and Elizabeth Ryder
Fax: (972) 373-8888
With a copy, which shall not constitute notice, to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:  Armand A. Della Monica
Fax:  (212) 446-4900
If to the Company:
Grant Company, Inc.
915 Middle River Drive, #409
Ft. Lauderdale, Florida  33304
Attention: President
 Facsimile: (716) 655-3131
With a copy, which shall not constitute notice, to:
Morrison & Foerster, LLP
1650 Tysons Blvd., Suite 400
McLean, VA 22102
Attn:  Charles W. Katz
Telephone:  (703) 760-7319
 Facsimile:  (202) 912-2326
If to Seller:
The Estate of Milton Grant
c/o Cabell Williams, Administrator Ad Litem
 2 Wisconsin Circle, #620
Chevy Chase, MD 20815
 Telephone:  (301) 652-9428
Facsimile: (301) 652-8310

With a copy, which shall not constitute notice, to:
Morrison & Foerster, LLP
1650 Tysons Blvd., Suite 400
McLean, VA 22102
Attn:  Charles W. Katz
Telephone:  (703) 760-7319
 Facsimile:  (202) 912-2326
Section 14.03.                                        Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 14.04.                                        Severability. If any term or other provision of this Agreement is determined or held invalid, illegal or incapable of being enforced by any Governmental Authority or because of any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 14.05.                                        Entire Agreement.  This Agreement, the Confidentiality Agreement and the Ancillary Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between Seller and Buyer with respect to the subject matter hereof and thereof, except as otherwise expressly provided herein.
Section 14.06.                                        Successors and Assigns.
(a)
This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  Except as set forth in Section 8.01, no Party may assign its rights under this Agreement without the prior written consent of the other Parties; provided, however, that notwithstanding the foregoing (i) Seller may, with notice to Buyer but without the consent of Buyer, assign any or all of its rights, benefits and liabilities (severally, and on a pro rata basis as determined by the distributions to such beneficiaries from the Seller) under this Agreement and any Ancillary Agreement to the beneficiaries of the Seller in connection with the administration and distribution of Estate of Milton Grant and (ii) Buyer may, with notice to Seller but without the consent of Seller, assign any or all of its rights under this Agreement to any of its Affiliates or to its or its subsidiaries' lenders as collateral security; provided that any such assignment does not materially delay the transactions contemplated by this Agreement.

(b)            For the avoidance of doubt, it is understood and agreed that Cabell Williams has executed this Agreement solely in its fiduciary capacity as the Administrator Ad Litem of the Estate of Milton Grant (the "Estate"), not in his individual capacity, and that all obligations of the Seller under this Agreement shall be satisfied solely out of the assets of the Estate with no recourse to Mr. Williams. Mr. Williams may resign as Administrator Ad Litem of the Estate at any time and its successor fiduciary shall fulfill the duties of the Administrator Ad Litem hereunder (but likewise shall have no personal liability for the obligations of the Estate hereunder). Such resignation and the appointment of a successor fiduciary to serve as Administrator Ad Litem of the Estate shall not be deemed an assignment and shall not require the consent of any party.
Section 14.07.                                        No Recourse. No past, present or future director, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney or representative of Seller, Buyer or any of their Affiliates shall have any liability for any obligations or liabilities of Seller or Buyer, respectively, under this Agreement or for any claim (whether in contract or tort, in law or in equity, or based upon any theory that seeks to "pierce the corporate veil" or impose liability of an entity against its owners or Affiliates or otherwise), liability or any other obligation arising under, based on, in respect of, in connection with, or by reason of, this Agreement or the transactions contemplated hereby, including its negotiation and/or execution.
Section 14.08.                                        No Third-Party Beneficiaries. Except as expressly provided in Article X, Article XIII and Section 14.06, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 14.09.                                        Amendments and Waivers.
(a)	This Agreement may not be amended or modified except by an instrument in writing signed by Seller, the Company and Buyer.
(b)
At any time prior to the Closing, either Party may (i) extend the time for the performance of any of the obligations or other acts of the other Party hereto, (ii) waive any inaccuracies in the representations and warranties of the other Party hereto contained herein or in any document delivered pursuant hereto or (iii) waive compliance by the other Party hereto with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby.

(c)
No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 14.10.                                        Governing Law; Consent to Jurisdiction.
(a)
This Agreement and the negotiation, execution, performance or nonperformance, interpretation, termination, construction and all matters based upon, arising out of or related to this Agreement, whether arising in law or in equity (collectively, the "Covered Matters"), and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to the Covered Matters, except for documents, agreements and instruments that specify otherwise, shall be governed by the laws of the State of Delaware without giving effect to the choice of law provisions thereof. All recording matters relating to the conveyance of each parcel of Owned Real Property will be conducted in conformity with the applicable requirements of Law governing the location of such parcel.

(b)
All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Chancery Court, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such Action and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this Section 14.10 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 14.10 and shall not be deemed to confer rights on any third party. The parties hereto agree that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 14.11.                                        Specific Performance.  The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, subject to obtaining the required FCC Consent, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.
Section 14.12.                                        WAIVER OF JURY TRIAL.  BUYER AND SELLER HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF BUYER OR SELLER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
Section 14.13.                                        Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by facsimile transmission or electronic mail in pdf form, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any Party hereto or to any such agreement or instrument, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties.  No Party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defense to the formation or enforceability of a contract and each such Party forever waives any such defense.
Section 14.14.                                        No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.
Section 14.15.                                        Disclosure Schedules.
(a)
The parties acknowledge and agree that (i) matters reflected in the Disclosure Schedules are not necessarily limited to the matters required by the Agreement to be disclosed in the Disclosure Schedules, (ii) the Disclosure Schedules may include certain items and information solely for informational purposes for the convenience of the parties and (iii) the disclosure by Seller of any matter in the Disclosure Schedules shall not be deemed to constitute an acknowledgment by Seller that the matter is required to be disclosed by the terms of this Agreement or that the matter is material. The specification of any dollar amount in the representations and warranties contained in the Agreement or the inclusion of any specific item in the Disclosure Schedules are not intended to imply that such amounts are within or outside the ordinary course of business for purposes of the Agreement.

(b)
If and to the extent any information required to be furnished in any section of the Disclosure Schedules is contained in the Agreement or in any section of the Disclosure Schedules, such information shall be deemed to be included in all sections of the Disclosure Schedules to the extent that the relevance of any such information to any other section of the Disclosure Schedules is readily apparent from the text of such disclosure.

(c)
Seller has disclosed the information contained in the Disclosure Schedules solely for purposes of the Agreement, and no information contained therein shall be deemed to be an admission by any party thereto to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement.

Section 14.16.                                        Waiver of Conflict; Treatment of Company Confidential Information.  The parties acknowledge and agree that subsequent to the Closing, the Seller shall have the right to retain Morrison & Foerster LLP ("MoFo") to represent its interests in any dispute relating in any manner to this Agreement or any other document between the Seller, on the one hand, and the Company or Buyer, on the other hand (a "Dispute").  Buyer irrevocably waives, consents to and covenants not to assert any objection, based on conflict of interest or otherwise, to any representation of the Seller by MoFo in any Dispute.  Buyer further agrees that, as to all pre-Closing communications among MoFo, the Seller and the Company that relate in any way to the transactions contemplated by this Agreement and the Ancillary Agreements, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to the Seller and may be controlled by the Seller and shall not pass to or be claimed by the Buyer (except with respect to a dispute between Buyer or the Company and a third party other than a Party, the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by MoFo to such third-party; provided, however, that the Company may not waive such privilege without the prior written consent of the Seller).

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

THE ESTATE OF MILTON GRANT

By:	/s/ Cabell Williams
Name:	Cabell Williams
Title:	Administrator Ad Litem

BUYER:

NEXSTAR BROADCASTING, INC.

By:	/s/ Perry A. Sook
Name:	Perry A. Sook
Title:	President

COMPANY:

GRANT COMPANY, INC.

By:	/s/ C. Andrew Pfeiffer
Name:	C. Andrew Pfeiffer
Title:	President and CEO

Signature Page to
 Stock Purchase Agreement